SONOCO PRODUCTS COMPANY

1 NORTH SECOND STREET
HARTSVILLE, SOUTH CAROLINA 29550 USA

March 12, 2009

To Our Shareholders:

You are cordially invited to attend our Annual Shareholders’ Meeting to be held at the Center Theater, 212 North Fifth Street, Hartsville, South Carolina, on Wednesday, April 15, 2009, at 11:00 a.m. (Eastern time).

We have enclosed a Notice of 2009 Annual Meeting of Shareholders and Proxy Statement that cover the details of matters to be presented at the meeting.

In addition to acting on the matters listed in the Notice of Annual Meeting of Shareholders, we will discuss the Company’s progress, and you will be given an opportunity to ask questions of general interest to all shareholders.

We have also enclosed a copy of our 2008 Annual Report, which reviews the Company’s events of the past year, and discusses strategy and the outlook for the future (or we delivered one copy of the Annual Report for all shareholders at your address).

We hope that you will come to the 2009 Annual Meeting of Shareholders in person; however, even if you plan to attend, we strongly encourage you to complete the enclosed proxy card or brokers’ voting instruction form and return it in the enclosed business reply envelope. If you are a shareholder of record, you can also vote by telephone (if you live in the United States or Canada) or via the Internet. Instructions are shown on your proxy card. If you are a shareholder of record and for any reason you desire to revoke your proxy, you can do so at any time before the voting. Your vote is important and will be greatly appreciated.

Harris E. DeLoach, Jr.
Chairman, President &
Chief Executive Officer

NOTICE OF 2009 ANNUAL
MEETING OF SHAREHOLDERS
and
PROXY STATEMENT

SONOCO PRODUCTS COMPANY

1 NORTH SECOND STREET
HARTSVILLE, SOUTH CAROLINA 29550 USA

NOTICE OF 2009 ANNUAL MEETING OF SHAREHOLDERS

TIME	11:00 a.m. (Eastern time) on Wednesday, April 15, 2009

PLACE	The Center Theater, 212 North Fifth Street, Hartsville, South Carolina

PURPOSES	(1) To elect five members of the Board of Directors;

(2) To ratify the selection of independent registered public accounting firm; and

(3) To transact any other business that properly comes before the meeting or any adjournment of the meeting.

RECORD DATE	You may vote only if you were a shareholder of record at the close of business on February 20, 2009.

ANNUAL REPORT	We have enclosed a copy of the 2008 Annual Report or we have delivered a single copy of the Annual Report for all shareholders at your address. The Annual Report is not part of the proxy soliciting material.

PROXY VOTING	It is important that your shares be represented and voted at the meeting.

If you hold your shares in your own name as a record shareholder, please vote in one of these three ways:

(1) USE THE TOLL-FREE TELEPHONE NUMBER shown on your proxy card if you live in the United States or Canada;

(2) VISIT THE WEB SITE shown on your proxy card and vote via the Internet; or

(3) MARK, SIGN, DATE AND PROMPTLY RETURN the enclosed proxy card in the postage-paid envelope.

If your shares are held in street name by a broker, bank or other nominee, please follow the instructions that entity sent to you with these proxy materials to have your shares voted at the Annual Meeting.

By order of the Board of Directors,

Ritchie L. Bond
Secretary

March 12, 2009

SONOCO PRODUCTS COMPANY

1 NORTH SECOND STREET
HARTSVILLE, SOUTH CAROLINA 29550 USA

PROXY STATEMENT

INFORMATION CONCERNING THE SOLICITATION

We are sending you these proxy materials in connection with the solicitation by the Board of Directors of Sonoco Products Company of proxies to be used at the Annual Meeting of Shareholders (“Annual Meeting”) to be held on Wednesday, April 15, 2009, at 11:00 a.m. (Eastern time) at The Center Theater, 212 North Fifth Street, Hartsville, S.C., and at any adjournment or postponement of the meeting. The terms “we,” “our,” “us,” “Sonoco” and “the Company” all refer to Sonoco Products Company. The proxy materials are first being mailed on or about March 12, 2009.

Who May Vote

You will only be entitled to vote at the Annual Meeting if our records show that you were a record shareholder on February 20, 2009. At the close of business on February 20, 2009, a total of 99,789,952 shares of our common stock were outstanding and entitled to vote. Each share of common stock has one vote.

Voting

If your shares are held in street name by a broker, bank or other nominee, it will send you instructions that you must follow to have your shares voted at the Annual Meeting. If you hold your shares in your own name as a record shareholder, you may instruct the proxy agents how to vote your shares by completing, signing, dating and mailing the proxy card in the enclosed postage-paid envelope; by dialing the toll-free telephone number shown on your proxy card (if you live in the United States or Canada); or by accessing the Web site shown on your proxy card. Of course, if you are a record shareholder, you can always attend the meeting and vote your shares in person.

If you wish to attend the meeting in person, you may obtain directions to our office at our Web site: www.sonoco.com/sonoco/Home/About+Us/cor_directions.htm. The site of the annual meeting is only a short distance from the Sonoco office and directions from the office to the annual meeting site may be obtained at the reception desk.

The proxy agents will vote your shares as you instruct. If you are a record shareholder and you sign and return your proxy card without giving instructions, the proxy agents will vote your shares FOR each person named in this Proxy Statement as a nominee for election to the Board of Directors and FOR ratification of the selection of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the fiscal year ending December 31, 2009. The proxy agents will vote according to their best judgment on any other matter that properly comes before the Annual Meeting. At present, the Board of Directors does not know of any other such matters.

How to Revoke Your Proxy

You may revoke your proxy at any time before it is voted. If you hold your shares in your own name as a record shareholder, you may revoke your proxy in any of the following ways:

•	by giving notice of revocation at the Annual Meeting;

•	by delivering to the Secretary of the Company, 1 North Second Street, Hartsville, SC 29550 USA, written instructions revoking your proxy; or

•	by delivering to the Secretary an executed proxy bearing a later date.

Subsequent voting by telephone or via the Internet cancels your previous vote. If you are a shareholder of record, you may also attend the meeting and vote in person, in which case your proxy vote will not be used.

If your shares are held in street name by a broker, bank or other nominee, you may revoke your voting instructions by submitting new voting instructions to the broker or other nominee who holds your shares.

How Votes Will Be Counted

The Annual Meeting will be held if a majority of the outstanding shares of common stock entitled to vote (a “quorum”) is represented at the meeting. If you have submitted valid proxy instructions or are a record shareholder and attend the meeting in person, your shares will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters introduced. “Broker non-votes” also count in determining whether a quorum is present. A “broker non-vote” occurs when a broker, bank or nominee who holds shares for a beneficial owner attends the meeting in person or by proxy but does not vote on a particular proposal because the broker, bank or nominee does not have discretionary voting power for that proposal and has not received voting instructions from the beneficial owner.

If your shares are held in street name by a broker, the broker is permitted to vote your shares on the election of directors and the ratification of PWC as our independent auditor even if the broker does not receive voting instructions from you.

If a quorum is present at the Annual Meeting, directors will be elected by a plurality of the votes cast by shares present and entitled to vote at the Annual Meeting. “Plurality” means that, if there were more nominees than positions to be filled, the persons who received the largest number of votes would be elected. Because there are the same number of nominees as positions to be filled, we expect all nominees to be elected. Votes that are withheld or that are not voted in the election of directors will have no effect on the outcome of the election. Cumulative voting is not permitted.

Any other matter, including ratification of the selection of PWC as our independent registered public accounting firm, that may be brought before the meeting will be approved if the votes cast in favor of the matter exceed the votes cast against the matter. Votes that are withheld or shares that are not voted will have no effect on the outcome of such matters.

Cost of this Proxy Solicitation

We will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, we expect that some of our officers and regular employees will solicit proxies by telephone, fax, email or personal contact. None of these officers or employees will receive any additional or special compensation for doing this.

ELECTION OF DIRECTORS

The Board of Directors has fixed the number of directors of the Company at 12. At our Annual Meeting, five directors will be elected. Dr. P.L. Davies and Messrs. H.E. DeLoach, Jr., E.H. Lawton III, and J.E. Linville have been nominated to hold office for the next three years, their terms expiring at the Annual Shareholders’ Meeting in 2012, or when their successors are duly elected and qualify to serve. Mr. J.M. Micali has been nominated to hold office for the next two years, his term expiring at the Annual Shareholders’ Meeting in 2011, or when his successor is duly elected and qualifies to serve. Mr. Micali is nominated for a two year term in order to equalize the size of the Board classes as required by our bylaws. The proxy agents intend to vote FOR the election of the five persons named above unless you withhold authority to vote for any or all of the nominees. The Board of Directors recommends that you vote FOR each nominee.

Name, Age, Principal Occupation for Last Five
Years and Directorships in Public Corporations	Director Since

DR. PAMELA L. DAVIES (52). Dr. Davies has been President of Queens University of Charlotte (institution of higher learning), Charlotte, N.C., since 2002. Prior to that she was Dean of the McColl School of Business at Queens University of Charlotte from 2000 to 2002. Dr. Davies was Professor of Management and Dean of the LeBow College of Business at Drexel University from 1997 to 2000. She is a director of Charming Shoppes, C&D Technologies, Inc., and Family Dollar Stores, Inc.	2004

HARRIS E. DeLOACH, JR. (64). Mr. DeLoach has been our Chairman since 2005 and our President and Chief Executive Officer since 2000. He was our Chief Operating Officer from April 2000 to July 2000, Senior Executive Vice President from 1999 to 2000, Executive Vice President from 1996 to 1999, Group Vice President from 1993 to 1996, Vice President – Film, Plastics and Special Products from February 1993 to October 1993, Vice President – High Density Film Products division from 1990 to 1993, and Vice President – Administration and General Counsel from 1986 to 1990. Mr. DeLoach is a director of Goodrich Corporation and Progress Energy, Inc.	1998

EDGAR H. LAWTON, III (48). Mr. Lawton has been President and Treasurer of Hartsville Oil Mill (vegetable oil processor), Darlington, S.C., since 2000, and he has been a director of Hartsville Oil Mill since 1991. Mr. Lawton was Vice President of Hartsville Oil Mill from 1991 to 2000.	2001

Name, Age, Principal Occupation for Last Five
Years and Directorships in Public Corporations	Director Since

JOHN E. LINVILLE (63). Mr. Linville has been an attorney in private practice in New York, N.Y., since November 2004. Prior to that he had been Counsel with Manatt, Phelps & Phillips, LLP from January 2003 to 2004. He joined the firm through its merger with his prior firm – Kalkines, Arky, Zall & Bernstein, LLP (“KAZB”). Mr. Linville joined KAZB in 1990 after having been General Counsel and then Acting President of the New York City Health & Hospitals Corporation.	2004

JAMES M. MICALI (61). Mr. Micali is “Of Counsel” with Ogletree Deakins LLC (law firm) in Greenville, S.C., and Senior Advisor to Azalea Fund III of Azalea Capital LLC (private equity firm) in Greenville, S.C. He retired as Chairman and President of Michelin North America, Inc., Greenville, S.C., in August 2008. He had held that position since 1996. In 2001, he became a member of Michelin Group’s Executive Council. Mr. Micali was Executive Vice President, Legal and Finance, of Michelin North America from 1990 to 1996, and prior to that was General Counsel and Secretary from 1985 to 1990. Mr. Micali is a director of SCANA Corporation, Ritchie Bros. Auctioneers, Incorporated and American Tire Distributors Holdings, Inc.	2003

INFORMATION CONCERNING DIRECTORS WHOSE TERMS CONTINUE

Members of the Board of Directors whose terms of office will continue until our Annual Shareholders’ Meeting in 2010 are:

Name, Age, Principal Occupation for Last Five
Years and Directorships in Public Corporations	Director Since

CALEB C. FORT (47). Mr. Fort has been Co-Chairman of The Merit Group, Inc. (distributors of residential and commercial paint-related products and various industrial supplies), Spartanburg, S.C., since 1998. He was a principal of Lancaster Distributing Company from 1990 to 1998. Mr. Fort is a director of Carolina Alliance Bank.	2001

Name, Age, Principal Occupation for Last Five
Years and Directorships in Public Corporations	Director Since

JOHN H. MULLIN, III (67). Mr. Mullin has been Chairman of Ridgeway Farm LLC (privately held timber and farming business), Brookneal, Va., since 1989. He was associated with Dillon, Read & Co. Inc. from 1969 to 1989, last serving as Managing Director. Mr. Mullin is a director of Progress Energy, Inc. and Hess Corporation.	2002

THOMAS E. WHIDDON (56). After his retirement from Lowe’s Companies, Inc. in 2003, Mr. Whiddon has been an Advisory Director of Berkshire Partners, LLC (a Boston-based private equity firm) since October 2005, and in this role has served various Berkshire portfolio companies in an executive capacity on an interim basis. He was Executive Vice President – Logistics and Technology of Lowe’s from 2000 until he retired in 2003 and was Executive Vice President and Chief Financial Officer of Lowe’s from 1996 to 2000. Mr. Whiddon is a director of Carter’s Inc. and Dollar Tree Stores, Inc.	2001

PHILIPPE R. ROLLIER (66). Mr. Rollier retired as President and Chief Executive Officer of Lafarge North America (construction materials group), Herndon, Va., in December, 2006, having served in that position since 2001. He spent his entire career with Lafarge Group progressing through numerous positions before assuming the responsibilities mentioned above. He is a director of Moria, S.A., Sperian Protection, Carbone Lorraine, and Monier S.A.	2007

Members of the Board of Directors whose terms of office will continue until our Annual Shareholders’ Meeting in 2011 are:

Name, Age, Principal Occupation for Last Five
Years and Directorships in Public Corporations	Director Since

JAMES L. COKER (68). Mr. Coker is retired. He was President of JLC Enterprises (private investments), Stonington, Conn., from 1979 to 2007. He was Secretary of the Company from 1969 to 1995, and was President of Sonoco Limited, Canada, from 1972 to 1979.	1969

LLOYD W. NEWTON (66). General Newton was Executive Vice President of the Pratt & Whitney Military Engines business unit (developer and manufacturer of engines for military and commercial aircraft), E. Hartford, Conn. (a part of United Technologies Corporation), from 2000 until his retirement in 2006. After a distinguished 34-year military career, General Newton had earlier retired as a four-star general of the U.S. Air Force in 2000. At the time of his retirement from the Air Force, General Newton was Commander, Air Education and Training Command – a 13-base, 57,000 personnel assignment. He is a director of Goodrich Corporation and Torchmark Corporation.	2008

MARC D. OKEN (62). Mr. Oken has been Managing Partner of Falfurrias Capital Partners (a private equity firm), Charlotte, N.C., since January 2006. He held executive officer positions (most recently as Chief Financial Officer) at Bank of America Corporation from 1989 until he retired in January 2006. Prior to joining Bank of America, he was a partner at Price Waterhouse LLP, serving there for 13 years. From 1981 to 1983 Mr. Oken was a Fellow with the Securities and Exchange Commission. He is a director of Marsh & McLennan Companies, Inc. and Star Scientific, Inc.	2006

CORPORATE GOVERNANCE

Director Independence Policies

Our listing agreement with the New York Stock Exchange requires that at least a majority of the members of our Board of Directors be independent. Under the Exchange’s standards, “independent” means that a director has been determined by the Board to have no material relationship with us (either directly, or indirectly through an immediate family member or as a partner, shareholder or officer of an organization that has a relationship with us). To assist us in making these determinations we have adopted the following guidelines, which are also the guidelines set forth in the New York Stock Exchange Listing Standards.

A director will not be considered independent if:

•	The director is, or in the past three years has been, our employee, or has an immediate family member who is, or in the past three years has been, one of our executive officers;

•	The director has received, or has an immediate family member (other than an immediate family member who is a non-executive employee) who has received, during any twelve-month period within the past three years, more than $120,000 in direct compensation from us (other than director fees and pension or other forms of deferred compensation for prior service that is not contingent in any way on continued service);

•	The director or an immediate family member is a current partner of a firm that is our internal or external auditor or the director is a current employee of such a firm;

•	The director has an immediate family member who is a current employee of a firm that is our internal or external auditor and who personally works on Sonoco’s audit;

•	The director or an immediate family member was within the last three years a partner or employee of our internal or external audit firm and personally worked on our audit within that time;

•	The director or an immediate family member is, or in the past three years has been, an executive officer of another company where any of our present executive officers at the same time serves or served on that company’s compensation committee; or

•	The director is a current employee of, or has an immediate family member who is a current executive officer of, another company that has made payments to, or received payments from, us for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

The following relationships will not be considered to be material relationships that would impair a director’s independence:

•	Being a current employee of, or having an immediate family member who is a current executive officer of, another company that has made payments to, or received payments from, us for property or services in an amount which, in any of the last three fiscal years, is less than the greater of $1 million or 2% of such other company’s consolidated gross revenues.

Based on these criteria, our Board of Directors has determined that the following directors, who constitute a majority of the Board, are independent:

J.L. Coker, P.L. Davies, C.C. Fort, E.H. Lawton, III, J.E. Linville, J.M. Micali, J.H. Mullin, III, L.W. Newton, M.D. Oken, P.R. Rollier and T.E. Whiddon. C.J. Bradshaw, who retired from the Board of Directors on July 15, 2008, was also independent.

Meetings of Non-Management Directors

Our non-management directors meet at regularly scheduled executive sessions without management present. Four such meetings were held during 2008. The presiding director for each meeting is elected by those directors in attendance at that meeting. Shareholders and other interested parties may communicate with the non-management (or independent) directors by writing to Non-Management (or Independent) Directors, c/o Corporate Secretary, Sonoco Products Company, 1 North Second Street, Hartsville, SC 29550 USA or by email to CorporateSecretary@sonoco.com.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

We have adopted Corporate Governance Guidelines and a Code of Business Conduct and Ethics for our directors, officers and employees. Copies of these Governance Guidelines and the Code of Business Conduct are available through our Web site at www.sonoco.com. Printed versions are available to our shareholders on request to the Corporate Secretary, Sonoco Products Company, 1 North Second Street, Hartsville, SC 29550 USA or through email to CorporateSecretary@sonoco.com.

Director Nomination Process

Our Corporate Governance and Nominating Committee recommends to our Board of Directors nominees to fill vacancies on the Board of Directors as they occur, and recommends candidates for election as directors at Annual Meetings of Shareholders. Such candidates are routinely identified through personal and business relationships and contacts of the directors and executive officers.

In recommending candidates, the Corporate Governance and Nominating Committee evaluates such factors as it deems appropriate based on our current needs. These factors may include diversity, age, skills such as understanding of appropriate technologies and general finance, decision-making ability, interpersonal skills, experience with businesses and other organizations of comparable size, and the inter-relationship between the candidate’s experience and business background and other Board members’ experience and business background. Additionally, candidates for director should possess the highest personal and professional ethics, and they should be committed to the long-term interests of the shareholders.

The Corporate Governance and Nominating Committee will consider director candidates recommended by shareholders, if the shareholders comply with the following requirements. If you wish to recommend a director candidate to the Corporate Governance and Nominating Committee for consideration as a Board of Directors’ nominee, you must submit in writing to the Corporate Governance and Nominating Committee your recommended candidate’s name, a brief resume setting forth the recommended candidate’s business and educational background and qualifications for service, and a notarized consent signed by the recommended candidate stating the recommended candidate’s willingness to be nominated and to serve. This information must be delivered to the Chair of the Corporate Governance and Nominating Committee at the Company’s address and must be received no later than January 5 in any year to be considered by the Committee as a potential Board of Directors’ nominee. The Corporate Governance and Nominating Committee may request further information if it determines a potential candidate may be an appropriate nominee. Director candidates recommended by shareholders that comply with these requirements will receive the same consideration that the Committee’s other candidates receive.

Director candidates recommended by shareholders will not be considered by the Corporate Governance and Nominating Committee for election at an annual meeting unless the shareholder recommendations are received no later than January 5 of the year of the meeting. In addition to making such recommendations, shareholders have the right to nominate candidates for election as directors at an annual meeting if they make a written nomination at least 60 days prior to the meeting. Any such nomination should be submitted to our Corporate Secretary at 1 North Second Street, Hartsville, SC 29550 USA. No such nominations have been made for this Annual Meeting.

Communications with the Board of Directors

Any shareholder or other interested person who wishes to send communications to any member of the Board of Directors should mail such communications addressed to the intended recipient by name or position in care of: Corporate Secretary, Sonoco Products Company, 1 North Second Street, Hartsville, SC 29550 USA or by email to CorporateSecretary@sonoco.com. Upon receipt of any such communications, the Corporate Secretary will determine the identity of the intended recipient and whether the communication is an appropriate shareholder communication. The Corporate Secretary will send all appropriate shareholder communications to the intended recipient. An “appropriate shareholder communication” is a communication from a person claiming to be a shareholder in the communication the subject of which relates solely to the sender’s interest as a shareholder and not to any other personal or business interest.

In the case of communications addressed to the Board of Directors, the Corporate Secretary will send appropriate shareholder communications to the Chair of the Corporate Governance and Nominating Committee. In the case of communications addressed to the independent or non-management directors, the Corporate Secretary will send appropriate shareholder communications to the Chair of the Corporate Governance and Nominating Committee. In the case of communications addressed to committees of the Board, the Corporate Secretary will send appropriate shareholder communications to the Chair of such committee.

The Corporate Secretary is required to maintain a record of all communications received that were addressed to one or more directors, including those determined not to be appropriate shareholder communications. Such record will include the name of the addressee, the disposition by the Corporate Secretary and, in the case of communications determined not to be appropriate, a brief description of the nature of the communication. The Corporate Secretary is required to provide a copy of any additions to the record to the Chair of the Corporate Governance and Nominating Committee quarterly.

Board Meetings and Committees of the Board

During 2008, our Board of Directors held four regularly scheduled meetings and four special meetings to review significant developments affecting us and to act on matters requiring the Board of Directors’ approval. During 2008, all directors attended 75% or more of the aggregate number of meetings of the Board of Directors and committees of which they were members.

We encourage, but do not require, our directors to attend the Annual Meeting of Shareholders. In 2008, all thirteen directors attended the Annual Meeting.

To assist it in performing its duties, the Board of Directors has established the six committees discussed below. All committees operate pursuant to written charters. The charters are available to shareholders through the Investor Relations page of our Web site at www.sonoco.com. These charters are also available in print to any shareholder upon request to the Corporate Secretary, Sonoco Products Company, 1 North Second Street, Hartsville, SC 29550 USA or through email to CorporateSecretary@sonoco.com. The Board of Directors has determined that each member of the Audit, Corporate Governance and Nominating, and Executive Compensation committees is independent, as defined in the New York Stock Exchange’s listing standards.

			Number of
Committee			2008
Name	Purpose	Members	Meetings

Audit Committee (established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934)	• At least annually, appoint or replace the independent registered public accounting firm and oversee the work of such independent registered public accounting firm who shall report directly to the committee; • Pre-approve all auditing services and permitted non-audit services to be performed by the independent registered public accounting firm;	M.D. Oken – Chair P.L. Davies* C.C. Fort J.E. Linville J.M. Micali L.W. Newton** P.R. Rollier * Until March 1, 2008 ** As of March 1, 2008	8

	• Evaluate the qualifications, independence and performance of the independent registered public accounting firm;

	• Review and concur in the appointment, reassignment or dismissal of the director of internal audit, and review the internal audit department annual budget, staffing and audit plan;

	• Review compliance with major accounting and financial policies of the Company;

			Number of
Committee			2008
Name	Purpose	Members	Meetings

	• Review management’s assessment of the adequacy of internal controls;

	• Review significant findings of the independent registered public accounting firm and the internal audit department together with management’s responses;

•    Review with the independent registered public accounting firm any problems or difficulties together with management’s responses; consider any reports or communications to the Committee from the independent registered public accounting firm;

	• Review the results of the annual external audit with the independent registered public accounting firm;

•    Discuss the annual and quarterly financial statements and all disclosures thereto with the independent registered public accounting firm, management and the director of internal audit, including major issues regarding accounting principles, analyses of alternative GAAP treatments, the effect of regulatory and accounting initiatives, and the type and presentation of information to be included in earnings press releases;

	• Discuss CEO and CFO certifications regarding filings with the Securities and Exchange Commission;

	• Discuss guidelines and policies by which management assesses and manages the Company’s exposure to risk. Evaluate the steps management has taken to monitor and control such exposures;

			Number of
Committee			2008
Name	Purpose	Members	Meetings

	• Recommend to the Board of Directors whether to accept the audited financial statements;

•    Establish procedures for (i) receipt and treatment of complaints about accounting, internal controls or auditing matters; and (ii) the confidential, anonymous submission by employees of concerns regarding questionable accounting matters; and

	• Review monitoring of compliance with the Company’s Code of Business Conduct.

			Number of
Committee			2008
Name	Purpose	Members	Meetings

Executive Compensation Committee	• Establish the Company’s general compensation philosophy and oversee the development and implementation of compensation programs; • Review and approve corporate goals and objectives relevant to the compensation of the CEO, evaluate the performance of the CEO in light of those goals and establish the CEO’s compensation based on this evaluation and other factors;	J.H. Mullin, III – Chair C.J. Bradshaw* P.L. Davies** C.C. Fort J.M. Micali M.D. Oken * Until his retirement July 15, 2008 ** As of March 1, 2008	4

	• Review and approve the executive officer compensation programs;

	• Evaluate and administer the Company’s incentive plans;

	• Working with management, oversee regulatory compliance on compensation matters; and

	• Review management development and succession plans.

The Executive Compensation Committee oversees administration of our executive officer compensation programs and sets compensation for the CEO, CFO and other executive officers. Its specific functions are described above.

Executive Compensation Committee Processes and Procedures

The Executive Compensation Committee does not delegate its decision-making authority relating to executive compensation. Except for the CEO, the role of executive officers in determining executive compensation is primarily advisory in nature, especially with regard to the structure and composition of the compensation program. Each executive officer may make recommendations with regard to the size of awards for persons who report directly to him or her, but the CEO makes the final decision as to recommendations submitted to the Committee for their consideration. The CEO attends Committee meetings, but is not present when his own compensation is discussed. The Committee has sole responsibility for determining the compensation for the CEO and for approving all other executive compensation.

The Committee has sole authority to hire and dismiss a compensation consultant to act as its advisor. Information about the Committee’s compensation consultant, its role in advising the Committee, and its relationship with management and executive officers is set forth under the captions “Management Compensation — Compensation Discussion and Analysis — Relationship with Executive Compensation Consultant” and “— Role of Executive Officers in Determining Executive Compensation” on Page 36.

			Number of
Committee			2008
Name	Purpose	Members	Meetings

Corporate Governance And Nominating Committee	• Recommend to the Board of Directors amendments to the bylaws; • Develop and recommend to the Board of Directors a set of corporate governance guidelines addressing the structure, mission, practices and policies of the Board of Directors and the composition, structure and mission of Board committees, and review those guidelines at least annually;	J.M. Micali – Chair C.J. Bradshaw* C.C. Fort J.H. Mullin, III M.D. Oken** T.E. Whiddon * Until his retirement July 15, 2008 ** As of March 1, 2008	5

	• Identify individuals believed to be qualified to become Board members and recommend them as needed for election by the Board of Directors or the shareholders to fill vacancies;

	• Review with the Board of Directors, on an annual basis, the skills and characteristics of the then- current Board members;

	• Recommend to the Board of Directors the directors to serve on each of the Board’s committees;

	• Ensure that processes are in place for annual CEO performance and compensation appraisal and for reviews of succession planning and management development;

	• Recommend to the Board of Directors a corporate philosophy and strategy governing director compensation and benefits;

	• Evaluate all material related party transactions between the Company and its executive officers and directors in accordance with the Company’s Related Party Transaction Approval Policy; and

	• Oversee the evaluation of the Board of Directors and of management.

			Number of
Committee			2008
Name	Purpose	Members	Meetings

Employee and Public Responsibility Committee	• Oversee the Company’s commitment to employee health and safety;	J.E. Linville – Chair J.L. Coker P.L. Davies	2
	• Provide oversight on diversity strategy, goals and progress;	E.H. Lawton, III L.W. Newton* P.R. Rollier
	• Review charitable giving policies and practices; • Review employee morale through survey results or other means;	* As of March 1, 2008

	• Oversee the Company’s stance, response and programs related to the environment and to other emerging issues;

	• Monitor major litigation and disputes and provide guidance in responding to such issues;

	• Review actions taken by management relating to current or emerging public policy issues or significant political and social changes that may affect the Company; and

	• Oversee the Company’s commitment to ethical business practices.

			Number of
Committee			2008
Name	Purpose	Members	Meetings

Financial Policy Committee	• Review the Company’s annual operating and long- range plans for purposes of evaluating changes to the Company’s capital structure and projected sources and uses of cash;	T.E. Whiddon – Chair C.J. Bradshaw* J.L. Coker P.L. Davies E.H. Lawton, III J.H. Mullin, III	4
	• Review as needed any significant financings by the Company;	* Until his retirement July 15, 2008
	• Review the Company’s financial risk management policies, practices and exposures;

	• Evaluate the Company’s dividend policy;

	• Review the funding and investment management of the Company’s defined benefit and postretirement benefit plans; and

	• Review the Company’s key financial leverage ratios and ratings implications.

Executive Committee	• Empowered to exercise all of the authority of the Board of Directors between regularly scheduled meetings, except as limited by South Carolina law.	H.E. DeLoach, Jr. J.M Micali J.H. Mullin, III	2

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Members of the Executive Compensation Committee during the year ended December 31, 2008 were C.J. Bradshaw, P.L. Davies, C.C. Fort, J.M. Micali, J.H. Mullin, III, and M.D. Oken.

Mr. Micali was the Chairman and President of Michelin North America until his retirement in August 2008. In addition, the brother of our Director P.R. Rollier is the Managing General Partner of Michelin Group, the owner of Michelin North America. Sonoco sold $321,000 in products and services to Michelin North America during 2008. All transactions were handled on a competitive basis.

RELATED PARTY TRANSACTIONS

Please see the disclosures about Messrs. Micali and Rollier under the caption “Compensation Committee Interlocks and Insider Participation”. Our management believes the prices and terms of the transactions reported above were comparable to those we could have obtained from other sources. We anticipate engaging in similar business transactions in 2009. The Board of Directors considered these relationships when making its determinations of independence.

George S. Hartley, our Assistant Treasurer, is married to Cynthia A. Hartley who is a Senior Vice President. Mr. Hartley had 2008 earnings of $163,000, and he received the usual employee benefits available to all employees at his level.

Related Party Transaction Approval Policy

The Board has adopted a written policy that any transaction or series of transactions in which Sonoco is a participant, for which the amount involved exceeds $120,000, and in which any related person will have a direct or indirect material interest must be approved by the Corporate Governance and Nominating Committee. The Board recognizes that such transactions may or may not be in the best interest of Sonoco and, as a result, empowers the Corporate Governance and Nominating Committee to evaluate all such related party transactions or series of transactions. The Committee is to approve only those transactions that it determines provide net economic value to us or where it is demonstrated to the satisfaction of the Committee that price, quality, service and other terms have been negotiated on an arms-length basis and are comparable to those available from unrelated third parties.

Our officers are required to notify the Committee of the proposed and ongoing related party transactions prior to each meeting of the Committee and provide the Committee with all relevant information necessary for the Committee’s consideration, including any information requested by the Committee.

For purposes of this policy, a “related party” is (1) any executive officer or director, (2) any nominee for director, (3) a beneficial owner of more than 5% of our voting securities, or (4) any immediate family member of an officer, director, nominee for director or greater than 5% beneficial owner. An “immediate family member” means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, or any person (other than a tenant or employee) sharing the household of an executive officer, director, nominee or greater than 5% beneficial owner.

We also require that each executive officer, director and director nominee complete an annual questionnaire and report all transactions with us in which such persons (or their immediate family members) had or will have a direct or indirect material interest (except for salaries, directors’ fees and dividends on our stock).

Management reviews responses to the questionnaires and, if any such transactions are disclosed, they are reviewed by the Corporate Governance and Nominating Committee as to directors and director nominees, or by the Audit Committee as to executive officers. Directors’ responses to the questionnaires are also reviewed annually by the Corporate Governance and Nominating Committee for the purpose of assessing independence under our Corporate Governance Guidelines and the New York Stock Exchange Listing Standards.

The types of transactions that have been reviewed in the past include the purchase and sale of goods and services from companies for which our directors serve as executive officers or directors, the purchase of financial services and access to lines of credit from banks for which our directors serve as executive officers or directors, and the employment of family members of executive officers or directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table shows information as of December 31, 2008, about persons known to us to be the beneficial owners of more than 5% of our common shares. This information was obtained from a Schedule 13G filed with the Securities and Exchange Commission by the entity named below, and we have not independently verified it.

		Amount and
		Nature of
		Beneficial	Percent
Title of Class	Name and Address of Beneficial Owner	Ownership	of Class

No Par Value Common	Barclay’s Global Investors, Ltd.(1)	9,831,623	9.86%
	Murray House 1 Royal Mint Court London, England, United Kingdom

(1)	Barclay’s Global Investors is a parent holding company that has subsidiaries which act as investment advisors to manage discretionary investment accounts on behalf of their clients. The subsidiaries have sole dispositive power with respect to all of the shares reported and sole voting power with respect to 8,178,422 of the shares reported.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our directors and executive officers are required to file reports with the Securities and Exchange Commission and the New York Stock Exchange showing the number of shares of any class of our equity securities they owned when they became a director or executive officer, and, after that, any changes in their ownership of our securities. These reports are required by Section 16(a) of the Securities Exchange Act of 1934.

Based on a review of Section 16(a) reports and any written representations made to us, it appears that all such filings for 2008 were made in a timely manner with the following exceptions: one Form 4 each for Vice Presidents V.B. Arthur, J.M. Colyer, Jr., and B.L. Saunders relating to grants of restricted share units was filed late due to an interpretive error regarding the due date for the filings; and one Form 4 for Chairman H.E. DeLoach, Jr. was filed one day late due to an administrative error, which was immediately corrected when discovered.

SECURITY OWNERSHIP OF MANAGEMENT

The following table shows the number of shares of our common stock beneficially owned as of February 10, 2009, directly or indirectly, by each director and by each executive officer named in the Summary Compensation Table.

	Amount and			Vested	Deferred	Performance-
	Nature of		Percent	Restricted	Compensation	Contingent
	Beneficial		Of	Stock	and Restoration	Restricted
Name of Beneficial Owner	Ownership(1)		Class(2)	Units(3)	Units(4)	Stock Units(5)

J.L. Coker	123,600	(6)	–	–	6,131	–
Director
P.L. Davies	7,000		–	–	6,131	–
Director
C.C. Fort	328,746	(7)	–	–	6,131	–
Director
E.H. Lawton, III	382,067	(8)	–	–	6,154	–
Director
J.E. Linville	753,213		–	–	6,131	–
Director
J.M. Micali	15,497		–	–	9,201	–
Director
J.H. Mullin, III	30,000	(9)	–	–	9,448	–
Director
L.W. Newton	–		–	–	674	–
Director
M.D. Oken	5,350		–	–	6,075	–
Director
P.R. Rollier	4,000		–	–	2,831	–
Director
T.E. Whiddon	25,000		–	–	6,131	–
Director
H.E. DeLoach, Jr.	1,149,140	(10)	1.2%	200,586	31,841	218,258
Chairman, President, Chief Executive Officer and Director
C.J. Hupfer	223,931		–	8,283	6,780	56,725
Senior Vice President and Chief Financial Officer
C.L. Sullivan, Jr.	283,739		–	13,097	12,820	41,040
Executive Vice President
M.J. Sanders	116,431		–	8,582	4,867	21,371
Executive Vice President

	Amount and		Vested	Deferred	Performance-
	Nature of	Percent	Restricted	Compensation	Contingent
	Beneficial	Of	Stock	and Restoration	Restricted
Name of Beneficial Owner	Ownership(1)	Class(2)	Units(3)	Units(4)	Stock Units(5)

J.C. Bowen	123,622	–	15,817	7,735	40,047
Senior Vice President
All Executive Officers and Directors as a group (29 persons)	4,445,085	4.5%	292,864	178,928	516,453

(1)	The directors and named executive officers have sole voting and dispositive power over the shares unless otherwise indicated in the footnotes. The number includes shares subject to currently exercisable options and options exercisable within 60 days granted under the 1991 Key Employee Stock Plan (the “1991 Plan”) and the Directors’ Plan for the following directors and named executive officers: J.L. Coker – 16,000; P.L. Davies – 7,000; C.C. Fort – 18,500; E.H. Lawton, III – 36,839; J.E. Linville – 6,000; J.M. Micali – 11,000; J.H. Mullin, III – 15,000; T.E. Whiddon – 20,000; H.E. DeLoach, Jr. – 864,000; C.J. Hupfer – 220,000; C.L. Sullivan, Jr. – 270,000; M.J. Sanders – 107,500; J.C. Bowen – 118,000; and for all executive officers and directors as a group – 2,346,745.

Also included are shares held in our Dividend Reinvestment Plan (613) and shares held in our Savings Plan (35,098).

Shareholdings in this column do not include restricted stock units granted under the 1991 Key Employee Stock Plan (issuance of which has been deferred until retirement), compensation which has been deferred into Sonoco stock equivalent units, performance contingent restricted stock units granted under the 1991 Key Employee Stock Plan or restoration units credited under the Omnibus Benefit Restoration Plan. Please see the columns to the right and footnotes 3, 4 and 5 below.

(2)	Percentages not shown are less than 1%.

(3)	Issuance of these shares has been deferred until retirement; accordingly, no present dispositive or voting rights are associated with them.

(4)	Compensation deferred into Sonoco stock equivalent units and restoration units in the Omnibus Benefit Restoration Plan connected with the Sonoco Savings Plan. No dispositive or voting rights are associated with these units. Restoration units under the Omnibus Benefit Restoration Plan are granted to employees who have reached the Internal Revenue Code limits under the Sonoco Savings Plan to restore the Company match that would otherwise be lost because of this cap.

(5)	Performance-contingent restricted stock unit payouts which vested under the Long-term Incentive Plan for the performance periods ended December 31, 2005, December 31, 2006, December 31, 2007, and December 31, 2008. Issuance of these shares has been deferred until retirement and no present dispositive or voting rights are associated with them.

(6)	Includes 80,000 shares pledged as security.

(7)	Includes 47,300 shares pledged as security.

(8)	Includes 281,658 shares owned by an educational trust of which Mr. Lawton is a trustee. Mr. Lawton shares voting and investment power over these shares with six other trustees, but he has no pecuniary interest in this trust and disclaims beneficial ownership of these shares.

(9)	Includes 15,000 shares pledged as security.

(10)	Includes 12,365 shares of common stock owned by Mrs. DeLoach, as to which Mr. DeLoach disclaims beneficial ownership. Also includes 223,338 shares owned by trusts of which Mr. DeLoach is trustee. Mr. DeLoach shares voting and investment power over these trusts with other trustees, but he has no pecuniary interest in these trusts and disclaims beneficial ownership of these shares.

On April 15, 2003, the Board of Directors adopted a resolution establishing stock ownership guidelines for outside directors. The guidelines establish a target level of ownership of our common stock based on years of service as a director from the date the guidelines were established. The guidelines are as follows: 3,000 shares, 5,000 shares and 8,000 shares after two, four and six years of service, respectively. Compensation deferred into Sonoco stock equivalent units are included in determining whether these guidelines have been met. All of our directors have met these guidelines.

MANAGEMENT COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The first part of this discussion provides an overview of the compensation program for our executive officers, the material principles underlying our compensation policies and decisions and a description of each compensation element, how these elements fit together and how they further our goals.

The second part of the discussion describes and explains the specific actions taken with regard to compensation for executive officers in 2008. This discussion and analysis and the tables that follow focus on all aspects of compensation for our Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”) and the three other most highly compensated officers. These five individuals are referred to as the Named Executive Officers (“NEOs”).

OVERVIEW, PRINCIPLES AND COMPENSATION ELEMENTS

The Role of the Executive Compensation Committee

The Executive Compensation Committee oversees administration of our executive officer compensation programs and sets compensation for the CEO, CFO and other executive officers. Information about the purposes of the Committee and its processes and procedures for consideration and determination of executive officer compensation is outlined under the caption “Board Meetings and Committees of the Board — Executive Compensation Committee” on page 17 of this Proxy Statement. The Executive Compensation Committee does not delegate its decision-making authority relating to executive compensation.

Overall Compensation Objectives

The primary objectives of our executive compensation program are as follows:

1.	To attract and retain high quality management talent;

2.	To encourage the achievement of key financial and strategic goals by forging a strong linkage between company performance and compensation;

3.	To enhance a commonality of interest between management and shareholders; and

4.	To enhance the financial efficiency of the program to us and our shareholders with regard to the accounting treatment, deductibility, and taxation of compensation, taking into consideration the regulations of the Securities and Exchange Commission (“SEC”) and the Internal Revenue Service (“IRS”) and guidance of the Financial Accounting Standards Board (“FASB”).

Each aspect of the overall program is designed to support these objectives to various degrees with the overarching goal of maximizing shareholder value.

As discussed below, the executive compensation program has three components:

1.	Direct compensation elements, consisting of base salary, annual cash incentive awards, and long-term incentive awards;

2.	Executive benefit elements, consisting of executive life insurance and a supplemental executive retirement benefit; and

3.	Very limited perquisites.

Direct Compensation Elements

The direct compensation elements of the executive compensation program consist of base salary, annual cash incentive compensation, and long-term incentive compensation comprised of stock-settled stock appreciation rights (“SSARs”) and performance contingent restricted stock units (“PCSUs”). With the exception of base salary, all elements of direct compensation are variable and are contingent on achieving performance targets based on one or more of the following key company performance indicators: base earnings per share, revenue, return on net assets employed, and working capital management.

In constructing the direct compensation package for the NEOs and the other executive officers, the Committee adheres to the following principles:

1.	The majority of direct compensation should be at risk in order to align direct compensation paid with overall company results. Therefore, the potential variable pay component is greater than base salary.

2.	For the CEO, equity compensation should be weighted more than total cash compensation to provide stronger alignment with shareholder interests.

3.	Long-term incentives should be weighted more than short-term incentives to reflect the importance of making strategic decisions that focus on long-term results.

The charts below show the use of these three principles in the weightings the Committee has assigned to the direct compensation components at target, based on an average for years 2006, 2007 and 2008. For annual cash incentives, “target” is equal to budget performance. For long-term incentives, “target” is equal to the grant date value of the shares. Stock-settled stock appreciation rights vest in one year. Performance contingent restricted stock units will vest in three years assuming performance results are achieved as explained in more detail on pages 30 and 31.

Total Direct Compensation at Target

All Officers Except NEOs	All NEOs Except CEO	CEO

Cash Versus Equity at Target

All Officers Except NEOs	All NEOs Except CEO	CEO

Long-Term Versus Short-Term Incentive at Target

All Officers Except NEOs	All NEOs Except CEO	CEO

Determining Competitive Benchmarks — Total Direct Compensation

Our salary ranges and incentive compensation for all salaried positions, including the CEO, CFO and other executive officers, are based on the combination of (1) a structured job evaluation system to provide for internal pay equity, and (2) a market pricing system that matches individual jobs to independent salary surveys to provide for external competitiveness.

In order to determine competitive compensation levels, we annually participate in three national surveys conducted by the independent consulting firms of the Hay Group (over 600 participants), Hewitt Associates (over 400 participants) and Towers Perrin (over 800 participants). Collectively these surveys have over 1,000 participating companies, although some companies like us participate in more than one survey. These surveys cover a large number of similar corporate officer positions across United States industry. In most cases, we match our corporate officer positions to survey data from companies with sales in the $1 billion to $5 billion range. Likewise, we match division officer positions to similar positions in the survey data for comparable division revenue ranges. From these surveys, we develop executive compensation levels for base salaries, total cash compensation (base salary plus annual target incentive compensation), and total direct compensation (total cash compensation plus long-term incentives). In addition to these broad surveys, periodically the Committee’s consultant prepares customized compensation studies with respect to our NEOs in comparison to the NEOs of the fourteen peer packaging companies which have median sales, assets and market capitalization similar to that of Sonoco.

Our fourteen peer packaging companies were reviewed by the Committee in early 2008 to ensure they were appropriate peer comparisons, with revenue between 50% and 200% of Sonoco’s revenue. Based on the Committee’s review, we replaced Caraustar Industries and Chesapeake Corporation with Mead Westvaco and Packaging Corporation of America. Our current peer packaging companies are:

Aptar Group Incorporated
Avery Dennison Corporation
Ball Corporation
Bemis Company Incorporated
Crown Holdings Incorporated
Mead Westvaco
Owens-Illinois Incorporated Packaging Corporation of America
Pactiv Corporation
Rock-Tenn Company
Sealed Air Corporation
Silgan Holdings
Smurfit-Stone Container
Temple-Inland Incorporated

The Committee uses information from the broader industry data to set specific compensation levels, but cross checks these levels against the more specific peer company data. In most cases the data from both sources are very comparable.

The Committee sets the market rate or competitive benchmark for base salary for each position at the median (50th percentile) of the survey data. This means that on average half of the surveyed companies are likely to pay a higher base salary than we pay for a similar executive position and half will pay less. The Committee believes that targeting base pay at the median of the market is appropriate because base pay is fixed and does not vary each year based on company performance.

The Committee then sets and generally maintains individual base salaries at no less than 80% or more than 120% of the market median based on the overall level of each officer’s management expertise, experience, time in position and performance.

For annual cash incentives and total direct compensation (total cash compensation plus long-term incentives), the Committee sets competitive benchmarks between the median and the 75th percentile of the survey data. The Committee believes that if the executives meet challenging goals, they should have the opportunity to earn compensation above the market median. Likewise, if the executives do not fully meet goals, they should earn compensation below the market median. For both annual incentives and the PCSU portion of long-term equity incentives, the Committee also sets minimum levels of performance. If these minimums are not achieved, then no compensation is earned for that element. Similarly, the actual value of SSARs varies depending on the increase or decrease in the price of Sonoco stock. If the stock price does not increase above the grant price, the executive realizes no value from the award.

The Committee believes that placing the majority of each executive’s total compensation at risk, with variable levels of payout possible, provides a strong incentive to achieve both short-term and long-term financial goals.

For annual cash incentives, we have established maximum annual incentive compensation levels as a percent of base salary for each executive officer position. Normally, officers will earn 50% of this maximum (which 50% approximates the competitive benchmark described above) at budget for each element in the plan, though the Committee can make adjustments to pay 50% of maximum above or below budget depending on the expected degree of difficulty in achieving budget in any one year. Discretion under the plan is very limited and cannot exceed an amount equal to 20% of the maximum incentive of all executive officers. In most years no discretionary payments to any officer have been awarded.

Our 2008 long-term incentive awards consisted of SSARs and PCSUs, which were awarded pursuant to our 1991 Key Employee Stock Plan. To determine the target number of award shares in either case for each officer, the Committee uses the total direct compensation competitive benchmark (comprised of base salary, annual cash incentives and long-term equity incentives) for each officer position. The base salary competitive benchmark midpoint or actual base salary (whichever is greater) and the target (50% of the maximum incentive) for annual incentive compensation are subtracted from the total direct compensation competitive benchmark to arrive at the competitive benchmark dollars available for the long-term component of the compensation plan. These dollars are then converted to SSARs and PCSUs and each officer receives a mix of 75% PCSUs and 25% SSARs.

Providing this mix of 75% PCSUs and 25% SSARs is in line with the Committee’s philosophy of strongly encouraging long-term stock ownership among the officer group, while still providing some opportunity for the greater leverage inherent in SSARs which are similar to stock options.

The Committee may further adjust the size of the award of PCSUs or SSARs above or below target based on its assessment of individual officer performance at the time of grant. The actual value of the award for any individual officer is ultimately based on the Company’s achieving long term financial targets or increase in stock price. By adjusting actual award size based on individual performance, the Committee can also reward personal achievements and contributions or address other variations in individual performance.

Each year, the Committee establishes the three-year performance targets for each element in the PCSU portion of the long-term incentive plan. These are based on an analysis of our prior performance, the economic environment and business outlook, and our forecasted growth potential. Incentive scales for vesting PCSUs are established for meeting threshold, target, and maximum goals, which in the judgment of the Committee represent achievement of acceptable, superior, and outstanding performance levels, respectively. If we do not achieve at least the “acceptable” performance level, no award is earned at the end of the performance period.

We do not pay any current dividends or credit any dividend equivalents on unvested PCSUs in our long-term incentive plans. Dividend equivalents are accumulated from the time of vesting until the issuance of actual shares for any PCSUs that vest but are deferred until after separation from service by an individual executive officer. Upon consummation of a change in control that meets the criteria specified under Internal Revenue Code (“IRC”) Section 409A and the related regulations, all unvested PCSUs will vest at target on a prorata basis if the change in control occurs during the three-year performance period or at threshold on a prorata basis if the change in control occurs during the time-vesting period in year four or five. A lump sum payment equal to the aggregate fair market value of the PCSUs will be issued to the participant within 30 days following the change in control unless the PCSUs were subject to a deferral election or mandatory deferral under IRC Section 162(m).

Executive Benefit Elements

We have two benefit programs that apply only to executive officers: an Executive Life Insurance Program and a Supplemental Executive Retirement Plan benefit (“SERP”). The SERP is one of the components in our Omnibus Benefit Restoration Plan, which is discussed under “Pension Benefits” beginning on page 51.

As stated earlier, the Committee has designed the overall compensation program to balance the attraction/retention objective against the performance oriented objectives. The annual incentive and long-term incentive programs are weighted more toward performance objectives, while the Executive Life Insurance Plan and the SERP are weighted more toward the attraction/retention objective.

Executive Life Insurance

The life insurance benefit for executive officers elected for the first time after April 20, 2004, is equal to three times base salary, and is provided in the form of term life insurance. The current limit on company paid life insurance for most other active employees is $100,000. The Executive Term Life insurance program allows us to provide new executive officers with a benefit in line with the industry median.

Prior to 2005, the Executive Life Insurance Program consisted primarily of split-dollar life insurance. Under tax regulations in effect at the time, the cost to us was modest, consisting primarily of the time value of the money we used to pay the premiums. These types of life insurance programs were designed to allow companies to provide a significant benefit that served to enhance the retention of executives until normal retirement age. However, since 2004, regulatory changes have made this form of executive life insurance no longer viable or cost effective.

In response to these regulatory changes, in 2004, we took actions to convert split-dollar agreements entered into after 1995 for executive officers into permanent life insurance policies in order to meet our commitments to the executive officers under the old contracts. The amounts of those new replacement life insurance policies (“Replacement Executive Life”) are fixed. Split-dollar agreements entered into prior to 1996 (“Pre-1996 Frozen Split-Dollar Life”) were maintained and those policies are also fixed, with no further premiums due. Additional amounts of insurance are provided in the form of term life insurance (“Executive Term Life”).

The current CEO and other NEOs were elected for the first time as officers prior to April 20, 2004, and have the following aggregate amounts of life insurance benefits consisting of Pre-1996 Frozen Split-Dollar Life, Replacement Executive Life and Executive Term Life:

CEO — Five times base salary and target annual incentive compensation

Other NEOs — Three times base salary and target annual incentive compensation

The formula above is rounded down to the next $250,000 increment, but any increases in coverage must be equal to or exceed $500,000 before new term life policies are purchased.

In addition, with respect to the Replacement Executive Life policies only, NEOs receive a “tax gross-up” payment in an amount sufficient to equal their tax liability on the insurance premiums attributed to them as income for tax purposes and on the gross-up amount. No gross-up is provided on the premiums for Executive Term Life coverage.

Supplemental Executive Retirement Plan Benefit

Historically, we have had two reasons for providing a SERP to our executive officers:

•	To provide at least the same benefit that the executive would receive under our regular qualified retirement plan formula but for IRS limitations on credited compensation and allowable annual pension under qualified plans.

•	To enhance the attraction of mid-career executives and to retain officers until age 65 by providing a benefit formula that is somewhat greater than that used for the regular qualified plan.

Our corporate offices are located in a small town setting which provides challenges in attracting and retaining the type of executives we need to operate a global enterprise of our size and complexity. The SERP benefit is a critical component in meeting these challenges. In short, the SERP is designed to meet our unique attraction and retention needs and is an effective complement to the short-term and long-term incentive plans that are designed to motivate our executives to perform at the highest level.

Persons elected to an executive officer position after January 1, 2008, will continue to receive the basic Company retirement benefit provided to all employees (including the “restoration” benefit under the Omnibus Benefit Restoration Plan that is provided to employees whose wages or benefit accruals exceed the annual qualified retirement plan limits). In addition the officer will receive an annual nonqualified plan contribution (equal to 10% of the prior year’s salary and earned bonus). Seventy-five percent (75%) of the annual contribution will be invested in a fixed interest account based on 120% of the IRS applicable long-term rate and 25% will be issued in Sonoco restricted stock units. The benefit vests at age 55 with at least five years of service as an executive officer.

After retirement, an officer’s defined contribution SERP “account” will be paid in three installments, with the first installment payable six months after an officer’s retirement date, the second installment payable in January of the next year following the first installment, and the third installment payable in January of the year following the second installment.

For executive officers elected before January 1, 2008, which includes the current NEOs, the retirement benefit includes the Company’s basic retirement plan benefit and the “restoration” benefit under the Omnibus Benefit Restoration Plan, which is provided to those employees whose wages or benefit accruals exceed the annual qualified retirement plan limits. In addition, a separate SERP benefit is provided which when combined with the basic retirement benefit, the restoration benefit and full Social Security benefits, equals 60% of the executive officer’s final average cash earnings, assuming age 65 retirement with at least fifteen years of Company service. The calculation excludes long term compensation in any form.

This additional SERP benefit will be paid in three equal installments after retirement, with the first installment payable six months after an officer’s retirement date, the second installment payable six months after payment of the first installment, and the third installment payable 12 months after the payment of the second installment. The payment of the installments may be extended if needed to eliminate adverse accounting treatment to Sonoco.

A more detailed description of the SERP benefit, restoration benefit and the qualified pension plan benefit is set forth under the caption “Pension Restoration Benefit and SERP Benefit in the Restoration Plan” on page 53 of this proxy statement.

Executive Perquisites

In support of our pay-for-performance philosophy, executive perquisites are very limited. Executive officers are permitted limited, occasional use of the company aircraft for personal travel or family emergencies. The CEO’s usage of the corporate aircraft is modest and helps minimize time involved in commercial travel that could otherwise be directed to our business. For other officers, use of the aircraft is minimal, is reviewed on a case by case basis, and is permitted only under circumstances where there is direct benefit to us to minimize time spent on personal travel or in the case of family emergencies.

Only eight officers remain in the Replacement Executive Life insurance plan (described under the section titled “Executive Life Insurance” on page 31) and receive very limited “tax gross-ups” that are not provided for the other officers or employees. These are restricted to the taxable income imputed to the officers because of the Replacement Executive Life insurance premiums we pay as described above. These gross-up amounts are reflected in the “All Other Compensation” column in the “Summary Compensation Table” on page 44.

Some of the more common perquisites that we do not provide to our executive officers include country club memberships, company cars or drivers, metropolitan city apartments, vacation retreats, executive dining services, or reserved parking. We believe most of these benefits are not closely linked to our overall compensation objectives and would have only marginal impact on either the performance or the attraction/retention objectives of our compensation program.

Other Considerations

Employment Contracts and Potential Payments Upon Termination or Change in Control

We have a long standing practice of not providing employment contracts, severance agreements, change in control agreements, or other such financial security arrangements for our executive officers. Executive officers are covered by the normal severance compensation policy applicable to our salaried U.S. employees.

With some exceptions that do not apply to the NEOs, employees who are involuntarily terminated from the company are eligible for severance payments in the amount of two weeks’ compensation. Qualifying employees with at least three complete years of service who agree to sign and be bound by an agreement releasing us from all liabilities arising from the employment relationship, may receive up to 11 additional weeks’ severance. Compensation for years three through 13 may be paid on the basis of one week’s compensation for each complete year of service. Accordingly, the maximum standard severance payment to which a qualifying employee, including an NEO, could be entitled is 13 weeks’ compensation.

We may, however, from time to time negotiate individual severance compensation arrangements linked to non-compete agreements at the time of separation of an executive as circumstances warrant.

Our long-term equity incentive plans also contain provisions for prorated or accelerated vesting of equity awards in the event of retirement, death, or disability, and in certain cases, change in control. See “Potential Benefits Payable Immediately Upon Certain Separation Events.” These provisions apply similarly to all plan participants, including those below the executive officer level.

Review of Overall Compensation Components and Aggregate Awards

To evaluate the overall competitiveness of the executive compensation program, each year at its April meeting, the Committee reviews the total compensation package for each executive officer. This includes review of a summary sheet showing a history of base salary adjustments, annual incentive awards and total cash compensation for the last ten years (or term as an executive officer, if less), stock options or SSARs outstanding and the option price, unvested PCSUs (projected at threshold, target and maximum), unvested restricted stock units, projected annual pension at age 65, and the amount of executive life insurance coverage.

The Committee also reviews a tally sheet for each executive officer showing each element of the total amount of compensation awarded and realized during the prior year. The Committee uses tally sheets to assess total executive compensation, to determine where total executive compensation falls in relation to peer companies, and to assess how the Company’s overall compensation programs operate. From this assessment, the Committee makes changes in overall plans or individual elements if it determines they are appropriate to meet overall compensation objectives. As a result of this review in 2008 no changes were made to the executive compensation programs.

The Committee does not have a practice of adjusting the size of current and future compensation awards or compensation program components to reflect amounts realized or unrealized by an individual from prior equity grants. In other words, awards are not increased to compensate for prior performance below target, nor are they decreased because of performance above target. Likewise, since earnings on equity compensation are not included in any pension calculation formula, any gains, or lack thereof, from prior awards are not considered in setting or earning retirement benefits.

Tax and Accounting Treatment of Compensation

Deductibility of Compensation

The Committee has taken, and it intends to continue to take, reasonable steps necessary to assure our ability to deduct for federal tax purposes compensation provided to senior executives. However, such steps may not always be practical or consistent with the Committee’s compensation objectives. Given that the earnings limit for deductibility has remained fixed since 1993, and the value of some compensation elements cannot be determined until year-end, there are circumstances in which some executive compensation may not meet tax deductibility requirements. We can deduct all but $311,363 of the compensation shown in the Summary Compensation Table for 2008, excluding the value of equity-based awards which are subject to taxation in a later period.

Nonqualified Deferred Compensation

Certain of our nonqualified compensation and benefits arrangements, incentive programs, and corporate practices (such as severance, relocation, and expense reimbursements) are considered nonqualified deferred compensation and subject to IRC Section 409A and the related regulations. In general, Code Section 409A, restricts the timing and manner of payment (as well as the timing of participant elections) under these types of taxable compensation programs. We have amended these arrangements, programs and practices to cause them to be in compliance with the statutory and regulatory provisions. The changes have no financial impact on the Company nor any material impact on the way in which we compensate our NEOs.

Accounting for Stock-Based Compensation

We account for stock-based compensation in accordance with the requirements of FAS 123R, which requires us to expense the estimated value of certain stock-based compensation.

Stock Ownership Guidelines

To emphasize the importance of linking executive and shareholder interests, the Board of Directors has adopted stock ownership guidelines for executive officers. The target level of ownership of common stock (or Common Stock Equivalents) is established as a fixed number of shares. The target level for the CEO is 140,000 shares. The target for Executive and Senior Vice Presidents is 33,000 and 24,000 shares respectively, and the target for other officers is 7,000 shares. Each executive subject to the guidelines is expected to achieve the ownership target within five years from the date on which he or she became subject to the guidelines. Common stock held in the Sonoco Savings Plan, stock equivalents earned through nonqualified deferred compensation programs, vested restricted stock units, and any other beneficially owned shares of common stock are included in determining compliance with the guidelines. Shares that executives have the right to acquire through the exercise of stock options or stock-settled stock appreciation rights are not included in the calculation of stock ownership for guideline purposes. As of February 10, 2009, the CEO, CFO, and all other officers with more than two years in their current position met the above ownership guidelines.

We currently do not have a policy with respect to hedging the economic risks of stock ownership.

Relationship with Executive Compensation Consultant

Mr. Daniel J. Ryterband, of Frederic W. Cook and Company, has been hired by the Committee to serve as the Committee’s executive compensation consultant. Neither he nor other members of his firm provide services to us in any area other than executive compensation. The Committee has the sole authority to retain and dismiss the consultant.

Mr. Ryterband is expected to assist the Committee and work on its behalf on matters related to the Committee’s purposes and responsibilities as set forth in the Committee charter summarized under the caption “Corporate Governance — Board Meetings and Committees of the Board — Executive Compensation Committee” on page 17. He advises the Committee as to trends in executive compensation and provides specialized studies or expert advice as requested with respect to executive compensation issues. Mr. Ryterband meets in private session with the Committee at least once per year and attends regular Committee meetings in person or by phone as requested. He also provides advice with respect to director compensation.

Management contacts with the consultant are limited primarily to the Senior Vice President of Human Resources and the Corporate Director of Compensation, who utilize the firm’s advice in the areas of compensation plan design and corporate governance issues. The CEO, CFO, and other executive officers may have incidental contact with the consultant.

The Committee believes this arrangement is appropriate and cost effective in meeting its responsibilities to shareholders and the needs of management for expert guidance and advice.

On a routine basis, members of management use consultants from other firms in areas where it is felt their expertise in specific executive compensation matters would be beneficial in developing proposals for the Committee to consider.

Role of Executive Officers in Determining Executive Compensation

Except for the CEO, the role of executive officers in determining executive compensation is primarily advisory in nature, especially with regard to the structure and composition of the compensation program. Each executive officer may make recommendations with regard to the size of awards for persons who report directly to him or her, but the CEO makes the final decision as to recommendations submitted to the Committee for its consideration.

The CEO attends Committee meetings, but is not present when his own compensation is discussed. He may have incidental contact with the Committee’s compensation consultant. In practice, this means that the CEO may from time to time attend meetings at which the Committee’s consultant is present or at which the consultant makes a presentation, and he may from time to time participate in group conference calls with the Committee’s consultant. He does not, however, engage in one-on-one communications with the consultant and does not attempt to exercise any influence over the consultant’s recommendations to the Committee. The

Committee has sole responsibility for determining the compensation for the CEO and for approving all other executive compensation.

Timing of Equity Grants

For many years it has been our practice to grant stock options, SSARs, PCSUs, or other equity awards on the date of the first regular Board of Directors meeting in the calendar year, which is the first Wednesday in February. The option or SSAR exercise price is based on the closing price of our stock on that date. The recipients and the corresponding number of shares of equity awards, including stock options or SSARs and PCSUs, are approved by the Committee at its regular meeting on the day prior to the Board of Directors meeting.

We occasionally make special stock option or SSAR awards to new employees. In such case, the exercise price is based on the closing price of our stock on the recipient’s first day of regular employment.

We also occasionally make stock option or SSAR awards or grants of restricted stock units to a corporate officer in recognition of a promotion or a change in position status. The effective date of these awards is the day following approval by the Committee.

Grants of Restricted Stock Units

We have a practice of making a special one-time grant of time vesting restricted stock units (“RSUs”) to individuals when they are first elected a corporate officer in recognition of this one-time event and the individual’s increased responsibility. The number of shares granted is based on position. The shares are credited with dividend equivalents, which are not paid out until the shares vest. The shares vest in three equal increments on the third, fourth, and fifth anniversary of the grant. If the executive officer leaves the company for any reason before the shares vest, with the exception of a change in control as described below, the unvested shares are forfeited. The restricted stock units do not have voting rights.

Upon consummation of a change in control that meets the criteria of IRC Section 409A and the related regulations, all unvested RSUs will vest on a prorata basis. A lump sum payment equal to the aggregate fair market value of the vested RSUs will be issued to the participant within 30 days following the change in control unless the RSUs were subject to a deferral election or mandatory deferral under Section 162(m).

In February of 2008, three new officers were elected and awarded the special one-time grant referenced above.

Restatement or Adjustment of Performance Measures

The Committee has elected not to adopt a formal policy for adjustment or recovery of bonus awards or payments in the event that the performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment. The Committee prefers to retain the flexibility to address each such situation on its merits and determine the proper and appropriate course of action in fairness to shareholders and award recipients.

2008 COMPENSATION ACTIONS BY THE COMMITTEE

The following sections of this report include a discussion of the specific actions the Committee has taken with regard to 2008 compensation awarded to the NEOs and the rationale for those actions. The tables, accompanying narrative and footnotes which follow this report, reflect the decisions covered by the discussion below.

Base Salary

Each year at its April meeting, the Committee reviews the base salary of all senior executives, including the CEO, the CFO and the other NEOs. The total amount of merit increases for the executive officer group as a whole takes into account market survey data as to the projected salary movement for executive positions at the surveyed companies during the calendar year, the average wage increase being given to other levels of our employees, and the current economic environment in which we are operating. Individual merit increase awards are based on each executive’s performance in his or her position during the past year, and the relationship of his or her current salary to his or her position’s base salary competitive benchmark midpoint.

At its April, 2008 meeting, Mr. DeLoach recommended that the officers of Sonoco not receive a merit increase for 2008. Even though all other US salaried employees were eligible for a merit increase in 2008, Mr. DeLoach considered the effect of a slowing economy and wanted to set the tone for cost containment by not receiving or granting a base pay increase to the officers in 2008.

The average merit increase awarded to all of our other United States salaried employees was 2.9%, and individual awards in the overall salaried population ranged from 0% to 6.0%.

Annual Cash Incentive Awards

In 2000, the Board of Directors adopted, and the shareholders approved, the Performance-Based Annual Incentive Plan for Executive Officers. Under the terms of this plan, an annual maximum of 2.75% of income from operations, as defined in the plan, was established as an incentive pool for the CEO and the other NEOs. The total amount of annual incentive awards paid to these individuals cannot exceed this maximum. For 2008, this maximum incentive pool was $9,614,908, which exceeded the amount of actual incentive awards made by the Committee to these participants.

Set forth below are the performance elements, and their respective weightings as a percentage of annual incentive compensation, the Committee used to arrive at actual 2008 annual incentive awards. The Committee’s philosophy is that annual incentive plan elements should be limited to three or fewer to maximize concentration on those most critical to the success of our business in the forthcoming year. Base earnings per share, revenue growth and working capital management are all considered to be key performance variables essential to maximizing shareholder value.

Incentive Plan Elements	Weight

Base Earnings per Share	60%
Revenue Growth	20%
Working Capital Improvement	20%

Base earnings per share is defined as earnings per share excluding the impact of restructuring charges and certain non-recurring, infrequent or unusual items and is used to place primary focus on year over year operating results. Revenue growth excludes revenue from acquisitions completed during the year.

We believe that in most years, base earnings per share will be the most critical measure in driving share price and, in turn, shareholder value. Consequently, the Committee felt that a 60% weighting on this element was appropriate. Revenue growth was weighted at 20%. This is an important Company objective, but profitable revenue growth is of greater importance, hence the lower weighting than that for base earnings per share. Working capital improvement, which the Committee first included as a performance element in 2006 to encourage the pursuit of the opportunity to increase cash flow through reduction in our working capital requirements, was also weighted at 20%.

2008 Annual Incentive Plan Performance Targets

For 2008, the Committee established the following corporate performance measures for awarding annual incentive compensation. Based on year over year comparisons, the Committee believed these measures provided for reasonable growth and improvement, which, if achieved, would produce performance necessary to deliver consistent results for shareholders.

				Actual 2008
	Threshold	Target	Maximum	Performance

Base Earnings per Share
Amount	$2.30	$2.45	$2.57	$2.24
Percent of Prior Year	96.6%	102.9%	108.0%	94.1%
Revenue (Excluding Acquisitions made in the year)
Amount (millions)	$4,040.0	$4,206.6	$4,282.4	$4,122.4
Percent of Prior Year	100%	104.1%	106.0%	102%
Working Capital — Cash Gap Days
Reduction from Prior Year (days)	0	1.2	2.5	3.8
Percent of Prior Year	100%	96.8%	93.8%	91.4%

The Committee also established an annual incentive compensation threshold, target and maximum payout expressed as a percentage of base salary for each NEO, as follows:

	Annual Incentive	Annual Incentive	Annual Incentive
	Compensation at	Compensation at	Compensation at	Actual 2008
	Threshold	Target	Maximum	Percentage

H.E. DeLoach, Jr.	40%	100%	200%	53.9%
C.J. Hupfer	30%	75%	150%	40.5%
C.L. Sullivan, Jr.	32%	80%	160%	43.2%
M.J. Sanders	32%	80%	160%	43.2%
J.C. Bowen	30%	75%	150%	40.5%

These weightings are determined as described under the section titled “Determining Competitive Benchmarks — Total Direct Compensation” on page 29.

On February 3, 2009, the Committee reviewed and approved the 2008 annual incentive compensation awards for executive officers based on the predetermined financial measures and the calculations for actual performance against target shown in the tables above.

At the end of 2008, our base earnings per share fell short of our threshold goal. As a result, no award was made to any NEO for annual incentive compensation on the base earnings per share measure.

Growth in corporate revenue for 2008 (excluding acquisitions made in the year) was 2% above our 2007 revenue level. Therefore, all of the NEOs earned 98% of target annual incentive compensation earnings on this measure of performance.

Due to general economic conditions and the sharp decline in business activity late in 2008, the committee approved a change in the calculation of working capital days to better reflect the true economic impact of the Company’s working capital management program on the Company for the full year. Previously, annual performance was based on a comparison of average net working capital days during the current year’s fourth quarter compared with that of the previous year’s fourth quarter. The revised formula is based on a twelve-month average comprised of each month’s net working capital days compared with that of the prior year. Based on a twelve-month average, net working capital days in 2008 were 3.8 days less than 2007, which resulted in maximum payout on this annual incentive compensation measure. The 2009 goal has been established based on the same monthly year-over-year comparison as used in 2008. No other changes were made to the formula.

The following table shows the dollar amount of annual incentive compensation awarded to each of the NEOs for 2008 based on our 2008 performance discussed above and the percentage change in annual incentive compensation earnings from the prior year.

	Annual Incentive
	Compensation	Percent Change from
Officer	For 2008	Prior Year (2007)

H.E. DeLoach, Jr.	$552,027	−70.2%
C.J. Hupfer	170,982	−70.2%
C.L. Sullivan, Jr.	219,071	−70.2%
M.J. Sanders	213,954	−63.6%
J.C. Bowen	160,993	−70.2%

These results reflect the severe decline in the economy that occurred in the last quarter of the year.

2008 Long-Term Incentive Program

As described above under the caption “Determining Competitive Benchmarks — Total Direct Compensation” on page 29, the 2008 long-term incentive program consists of two elements: SSARs and PCSUs, which were previously awarded pursuant to the shareholder approved 1991 Key Employee Stock Plan. As explained in that section, the base salary midpoint or actual base salary (whichever is greater) and the target (50% of the maximum incentive) for annual incentive compensation are subtracted from total direct compensation to arrive at the target dollars available for long-term compensation for each executive officer, and that target is converted 25% to SSARs and 75% to PCSUs.

For SSARs and PCSUs, awards were granted above, at or below the competitive benchmark depending on performance. For 2008, the NEOs who received shares above the competitive benchmark exceeded the targets in their financial or strategic objectives for the past year and demonstrated above average performance. Likewise, the NEOs who received shares at or below the competitive benchmark met all or most targets in their financial or strategic objectives and demonstrated acceptable performance for the year.

In 2008, our shareholders approved the 2008 Long-Term Incentive Plan pursuant to which we may grant stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, and other share-based awards. This plan replaced the 1991 Key Employee Stock Plan, which has been terminated. Although awards remain outstanding under the 1991 Plan and may still be exercised until they terminate according to their terms, no further awards may be granted under the 1991 Plan.

Stock-Settled Stock Appreciation Rights

On February 5, 2008 (the day prior to the full Board of Directors meeting), the Committee approved SSAR grants to 555 key employees, including the NEOs. The SSARs have a one-year vesting period and the grant price was set at $29.30 per share, the closing market price of our common stock on the date of grant (February 6, 2008). Accordingly, these SSARs will be valuable to the recipients only if the market price of our stock increases. The Statement of Financial Accounting Standards (“SFAS”) 123R grant date fair values and the number of SSARs granted to each of the NEOs are included in the “Grants of Plan-Based Awards” table on page 47. Target grants were calculated as described under the caption “Determining Competitive Benchmarks — Total Direct Compensation” on page 29.

Based on individual performance factors, the Committee can adjust the actual number of shares granted under the plan either above or below the previously described competitive benchmark number. The Committee awarded to Mr. DeLoach a grant of 111,000 shares, which represents the competitive benchmark.

The awards to the other NEOs ranged from no increase above the competitive benchmark to 11,000 shares above the competitive benchmark based on the performance factors described above.

Performance-Contingent Restricted Stock Units

On February 5, 2008, the Committee also approved PCSU grants to 223 key employees, including the NEOs. The SFAS 123R grant date fair values of PCSUs and the number of shares available at threshold, target, and maximum are shown in the “Grants of Plan-Based Awards” table on page 47. The number of PCSUs granted to each individual was based on their target awards as described under the caption “Determining Competitive Benchmarks — Total Direct Compensation” on page 29, and adjusted upward or downward from target based on the Committee’s judgment of the individual’s performance. In this regard, the Committee increased the award of PCSUs to Mr. DeLoach by 8,000 shares above his target for a total of 75,000 shares, which reflects our exceeding 2007 budgeted earnings and working capital targets, as well as Mr. DeLoach’s strong leadership in defining strategy and achieving significant progress in long term growth objectives. The awards for the other NEOs ranged from no increase in shares above the competitive benchmark to 8,500 shares above the competitive benchmark.

The number of these PCSUs that will vest after three years is dependent on our achieving the specified performance levels set forth in the table below of cumulative increases in base earnings per share of $2.30, net of year to year changes in pension expense (“BEPS”), and average return on net assets employed (“RONAE”) for the three-year performance period. The Committee feels that both elements are critical drivers of long-term shareholder returns and has weighted them equally in the plan.

	Threshold Vesting	Target Vesting	Maximum Vesting

Three-Year Compound Growth in BEPS	12.5%	19.1%	33.1%
Average Three-Year RONAE*	10.25% – 11.25%	10.75% – 11.75%	11.25% – 12.25%

*	Actual performance level required within the range depends on capital invested in acquisitions over the three-year period. There are three ranges of acquisition investment for each performance level, which are established in advance and are not subsequently adjusted. The three ranges of new capital invested in acquisitions are (a) less than $500 million, (b) between $500 million and $1 billion and (c) more than $1 billion. The highest range of acquisition investment corresponds to the lowest range of RONAE above and vice-versa.

To encourage continued employment, the plan provides that if less than the number of threshold shares vest at the end of the three-year performance period, the remainder of the threshold shares will time vest in equal amounts in the fourth and fifth years of the plan, subject to the participant’s continued employment for that period. Except for death, disability, or retirement, termination of a participant’s employment prior to vesting will result in forfeiture of any unvested award. If officers elect to accept shares in settlement of PCSUs when they vest, they must hold those PCSUs, net of taxes, for one year from the vesting date. However, officers who do not meet our stock ownership guidelines for their positions may not dispose of any shares received upon settlement of PCSUs that vest until such guidelines are met.

The plan does not permit the use of discretion if performance targets are not met. Performance goals will not be adjusted for sales, divestitures, or acquisitions of businesses.

Earned PCSU Awards in 2008

On January 31, 2006, the Committee granted PCSUs to 28 executives, including the NEOs as well as 177 key managers. The vesting of these shares was dependent on achieving pre-determined levels of cumulative BEPS and average RONAE for the three-year performance period from January 1, 2006 through December 31, 2008.

Target performance over the three-year period was set at $6.26 cumulative BEPS as previously described, which equated to an annual growth rate of 4%, 6% and 6% for 2006, 2007 and 2008 respectively, and from 9% to 10% average three-year RONAE, depending on money spent on acquisitions. Actual performance was $6.53 cumulative BEPS which was 121.4% of the target cumulative BEPS goal, and 9.88% average RONAE which was 88% of the target RONAE goal. Each element was weighted at 50%. As a result, the overall vesting was 104.7% of the target shares. The value of the shares vesting under this plan for the NEOs is shown in the “Option Exercises and Stock Vested” table on page 50.

As provided for under the plan, corporate officers including the NEOs, must defer receipt of all vested shares that are not deductible under IRC Section 162(m). Whether required or not, all of the NEOs have elected to defer receipt of these shares until at least six months after separation from service with the Company.

Value of Perquisites in 2008

Seven executive officers used our aircraft for personal travel in 2008. This use is valued at the “aggregate incremental cost” to us, and was $62,266 in 2008 for the officer group as a whole. Included in this amount was Mr. DeLoach’s and Mr. Sanders’ personal use of the aircraft which was valued at $27,584 and $13,665 respectively.

Tax gross-ups are provided to eight officers remaining in the Replacement Executive Life program described under the section titled “Executive Life Insurance” on page 31. The tax gross-up is restricted to the taxable income imputed to the officer for company paid insurance premiums which are not provided to the other officers or employees. The value of the gross-up was $99,350 for Mr. DeLoach, $13,591 for Mr. Hupfer, $57,323 for Mr. Sullivan, $16,277 for Mr. Sanders and $33,273 for Mr. Bowen. These gross-up amounts are reflected in the “All Other Compensation” column of the “Summary Compensation Table” on page 44.

COMPENSATION COMMITTEE REPORT

The Executive Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” included in this Proxy Statement with management. Based on that review and discussion, the Executive Compensation Committee recommended to our Board of Directors that the “Compensation Discussion and Analysis” be included in our Annual Report on Form 10-K for the year ended December 31, 2008, and in this Proxy Statement.

J.H. Mullin, III (Chair)  C.J. Bradshaw (retired 7/15/08)  P.L. Davies
C.C. Fort  J.M. Micali  M.D. Oken

SUMMARY COMPENSATION TABLE

									Change
									in Pension
									Value and
									Nonqualified
								Non-Equity	Deferred
						Stock	Option	Incentive Plan	Compensation	All Other
Name and						Awards	Awards	Compensation	Earnings	Compensation
Principal Position	Year		Salary ($)		Bonus ($)	(1) ($)	(2) ($)	(3) ($)	(4) ($)	(5) ($)	Total ($)
(a)	(b)		(c)		(d)	(e)	(f)	(g)	(h)	(i)	(j)

Harris E. DeLoach, Jr.	2008		$1,023,600		$-0-	$466,872	$483,960	$552,027	$3,029,909	$402,825	$5,959,193
Chairman, President and	2007		1,001,601		-0-	2,117,432	546,550	1,852,962	1,353,562	402,087	7,274,194
Chief Executive Officer	2006		949,669		-0-	2,166,454	468,800	1,705,890	2,745,769	397,028	8,433,610
Charles J. Hupfer	2008		422,700		-0-	118,287	126,440	170,982	628,285	85,844	1,552,538
Senior Vice President and	2007		413,615		-0-	519,648	160,750	573,891	390,134	89,626	2,147,664
Chief Financial Officer	2006		392,871		-0-	558,388	146,500	529,276	875,339	89,601	2,591,975
Charles L. Sullivan, Jr.	2008		507,696	(6)	-0-	127,709	130,800	219,071	2,184,691	189,410	3,359,377
Executive Vice President	2007		497,771		-0-	564,361	192,900	736,701	1,379,309	186,809	3,557,851
	2006		474,331		-0-	592,358	175,800	681,614	1,306,604	190,117	3,420,824
M. Jack Sanders	2008		495,837		-0-	98,798	142,856	213,954	465,513	102,802	1,519,760
Executive Vice President	2007		424,097		-0-	360,852	188,699	588,435	438,339	72,900	2,073,322
	2006	(7)
Jim C. Bowen	2008		398,004		-0-	67,498	43,600	160,993	386,673	120,496	1,177,264
Sr. VP Sonoco Recycling &	2007		390,954		-0-	322,235	96,450	542,449	83,985	113,442	1,549,515
Internal Supply	2006		374,094		-0-	369,086	111,340	503,979	455,780	115,071	1,929,350

(1)	Awards were made in the form of PCSUs. The vesting of awards is tied to growth in base earnings per share (cumulative BEPS) and improved capital effectiveness (average RONAE) over a three-year period as described in the Compensation Discussion and Analysis (“CD&A”) on page 41. The amounts shown are the aggregate charges in 2008 for awards made in 2006, 2007, and 2008 under SFAS 123R accounting rules. The value of each individual award is based on the fair market value, which is the target number of PCSUs times the stock’s closing price on the date of grant. Assumptions made in valuation of these awards are set forth in Note 12 to our financial statements for the year ended December 31, 2008, which are included in our 2008 Annual Report to Shareholders. These values will not be realized at the end of the performance period unless long-term performance goals are met. The awards do not accumulate dividend equivalents until after vesting and are not subject to accelerated vesting, except upon a change in control in some cases.

(2)	Awards were made in the form of SSARs and were granted on February 5, 2008. All 2008 SSARs have a grant price of $29.30 per share, the closing market price of our common stock on the date of grant. They become exercisable one year from the date of grant and have a term of seven years.

The grant date present values were estimated using a binomial option-pricing model in accordance with the rules and regulations of the SEC and are not intended to forecast appreciation of our stock price. The 2008 SSARs had an estimated grant date present value of $4.36. The assumptions used in the binomial model are discussed in Note 12 to our financial statements for the year ended December 31, 2008, which are included in our 2008 Annual Report to Shareholders. The SSARs are not transferable, except by will, inheritance, qualified domestic relations order or gift to or for the benefit of family, and will not confer an actual dollar benefit on the holder unless they are exercised at a time when the market value of the stock exceeds the exercise price of the SSARs. The amount of any such benefit which may be obtained by exercise of the SSARs is not in any way predicated on or controlled by the estimate presented.

Since all of the NEOs were retirement eligible, the full value of the 2008 awards are shown in accordance with SFAS 123R accounting rules.

(3)	These amounts are awards pursuant to our annual incentive plan as discussed on page 39 of the CD&A. The amounts shown were paid to the NEOs in February 2009. None of the NEOs elected to defer any of the amounts in this column.

(4)	For each NEO, except for Mr. DeLoach, the amounts shown in this column are the aggregate change in the actuarial present value of accumulated benefits under our pension plans shown in the Pension Benefits Table on page 51, from the pension plan measurement date used for our audited financial statements for the year ended December 31, 2007 to the measurement date used for the audited financial statements for the year ended December 31, 2008. In addition, for Mr. DeLoach, $77,425 of this amount represents the above market portion of interest credits on previously earned compensation for which payment has been deferred on a basis that is not tax-qualified. (See page 56 for a description of this benefit.) These amounts are determined using interest rate and mortality rate assumptions consistent with those used in our financial statements.

(5)	All other compensation for 2008 consisted of the following components for each NEO:

			Company
			Contributions and
			Accruals to Defined
		Executive Life	Contribution
	Perquisites	Insurance	Retirement Plans	Tax Gross-Ups
Name	(a)	(b)	(c)	(d)

H.E. DeLoach, Jr.	$27,584	$160,829	$115,062	$99,350
C.J. Hupfer		32,389	39,864	13,591
C.L. Sullivan, Jr.		82,311	49,776	57,323
M.J. Sanders	13,665	29,489	43,371	16,277
J.C. Bowen		49,605	37,618	33,273

(a)	Mr. DeLoach’s and Mr. Sanders’ perquisites consisted of $27,584 and $13,665 respectively, for personal use of the corporate aircraft, computed at the aggregate incremental cost to the Company. The aggregate incremental cost to us for corporate aircraft usage was $1,855 per hour in 2008, based on the cost of fuel, maintenance, parts, hourly rental rate for engines under maintenance service plan, and landing and crew expenses.

None of the remaining NEOs received perquisites in excess of $10,000.

(b)	Includes our contributions under the Executive Life Insurance program (including the Executive Term Life policies and the Replacement Executive Life policies as previously discussed) and the economic value of frozen split-dollar life insurance arrangements entered into before 1996.

(c)	Comprised of contributions to the Sonoco Savings Plan and accruals to individual accounts in the 401(k) restoration component of the Omnibus Benefit Restoration Plan in order to keep employees whole with respect to our contributions that were limited by tax law.

(d)	Reimbursement during 2008 for the payment of taxes on Company-provided Replacement Executive Life premiums.

(6)	Mr. Sullivan elected to defer $50,770 of this amount into a market rate interest account under the Deferred Compensation Plan for Corporate Officers in compliance with IRS Section 409A. The value of this account will not be payable until at least six months after his separation from service from the Company. The Deferred Compensation Plan for Corporate Officers is described under the caption “Description of Nonqualified Deferred Compensation Plans” on page 56.

(7)	Mr. Sanders was not a NEO in 2006.

2008 GRANTS OF PLAN-BASED AWARDS

									All Other			Grant
									Stock	All Other		Date
									Awards:	Option	Exercise	Fair
			Estimated Possible Payouts			Estimated Future Payouts			Number of	Awards:	or Base	Value of
			Under Non-Equity Incentive			Under Equity Incentive			Shares of	Number of	Price of	Stock and
		Committee	Plan Awards(1)			Plan Awards(2)			Stock or	Securities	Option	Option
	Grant	Action	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Underlying Options	Awards	Awards
Name	Date	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)(3)	($/Share)	($)(4)
(a)	(b1)	(b2)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)

H.E. DeLoach, Jr.	02-06-08	02-05-08				37,500	75,000	112,500				$2,197,500
H.E. DeLoach, Jr.	NA	02-05-08	$409,440	$1,023,600	$2,047,200
H.E. DeLoach, Jr.	02-06-08	02-05-08								111,000	29.30	483,960
C.J. Hupfer	02-06-08	02-05-08				9,000	18,000	27,000				527,400
C.J. Hupfer	NA	02-05-08	126,810	317,025	634,050
C.J. Hupfer	02-06-08	02-05-08								29,000	29.30	126,440
C.L. Sullivan, Jr.	02-06-08	02-05-08				10,000	20,000	30,000				586,000
C.L. Sullivan, Jr.	NA	02-05-08	162,463	406,157	812,314
C.L. Sullivan, Jr.	02-06-08	02-05-08								30,000	29.30	130,800
M.J. Sanders	02-06-08	02-05-08				10,000	20,000	30,000				586,000
M.J. Sanders	NA	02-05-08	158,668	396,670	793,339
M.J. Sanders	02-06-08	02-05-08								30,000	29.30	130,800
J.C. Bowen	02-06-08	02-05-08				3,000	6,000	9,000				175,800
J.C. Bowen	NA	02-05-08	119,401	298,503	597,006
J.C. Bowen	02-06-08	02-05-08								10,000	29.30	43,600

(1)	The amounts in columns (c), (d) and (e) represent the threshold, target and maximum awards established for the 2008 Annual Cash Incentive Awards, as discussed on page 38 of the Compensation Discussion and Analysis. As shown in this section and reflected in column (g) of the Summary Compensation Table, these awards were earned at 53.9% of target.

(2)	PCSUs awarded under the Company’s 1991 Key Employee Stock Plan. Information about the performance-based conditions and vesting of these awards is provided on page 41 of the Compensation Discussion and Analysis section.

(3)	SSARs awarded under the Company’s 1991 Key Employee Stock Plan. These awards have a one-year vesting period. Information about determining the number of award shares is provided on page 41 of the Compensation Discussion and Analysis.

(4)	Grant date fair value calculated in accordance with SFAS 123R. The value for PCSUs is based on the number of target shares times the stock closing price on the date of the grant ($29.30). The value of the option awards (SSARs) is based on a binomial model calculation of $4.36 per share on the date of grant.

OUTSTANDING EQUITY AWARDS AT 2008 FISCAL YEAR-END

								Stock Awards
													Equity Incentive
											Equity		Plan Awards:
	Option or SSAR Awards										Incentive		Market or
					Equity						Plan Awards:		Payout
					Incentive						Number of		Value of
	Number of		Number of		Plan Awards:					Market	Unearned		Unearned
	Securities		Securities		Number of			Number of		Value of	Shares,		Shares,
	Underlying		Underlying		Securities			Shares or		Shares or	Units, or		Units, or
	Unexercised		Unexercised		Underlying			Units of		Units of	Other		Other
	Options		Options		Unexercised	Option	Option	Stock That		Stock That	Rights That		Rights That
	(#)		(#)		Unearned	Exercise	Expiration	Have Not		Have Not	Have Not		Have Not
Name	Exercisable		Unexercisable		Options	Price	Date	Vested		Vested(16)	Vested		Vested (16)
(a)	(b)		(c)		(#)(d)	($)(e)	(f)	(#)(g)		($)(h)	(#)(i)		($)(j)

H.E. DeLoach, Jr.			111,000	(1)		$29.3000	02/06/2015
	85,000	(2)				38.1100	02/07/2014
	80,000	(3)				33.3700	02/01/2013
											30,000	(14)	$694,800
	80,000	(4)				27.3100	02/02/2015
											37,500	(15)	868,500
	73,000	(5)				23.8600	02/04/2014
								55,395	(13)	$1,282,948
	75,000	(6)				21.1500	02/05/2013
	175,000	(7)				25.1300	02/06/2012
	175,000	(8)				23.8000	02/07/2011
	10,000	(9)				28.0000	07/21/2009
	50,000	(10)				28.0625	02/03/2009
C.J. Hupfer			29,000	(1)		29.3000	02/06/2015
	25,000	(2)				38.1100	02/07/2014
	25,000	(3)				33.3700	02/01/2013
											7,000	(14)	162,120
	25,000	(4)				27.3100	02/02/2015
											9,000	(15)	208,440
	24,000	(5)				23.8600	02/04/2014
	40,000	(6)				21.1500	02/05/2013
	25,000	(11)				28.9300	04/17/2012
	12,000	(7)				25.1300	02/06/2012
	15,000	(8)				23.8000	02/07/2011
	10,000	(10)				28.0625	02/03/2009
C.L. Sullivan, Jr.			30,000	(1)		29.3000	02/06/2015
	30,000	(2)				38.1100	02/07/2014
	30,000	(3)				33.3700	02/01/2013
											7,750	(14)	173,700
	30,000	(4)				27.3100	02/02/2015
											10,000	(15)	231,600
	25,000	(5)				23.8600	02/04/2014
	45,000	(6)				21.1500	02/05/2013
	40,000	(7)				25.1300	02/06/2012
	40,000	(8)				23.8000	02/07/2011
M.J. Sanders			30,000	(1)		29.3000	02/06/2015
	22,500	(2)				38.1100	02/07/2014
											6,250	(14)	144,750
	10,000	(12)				35.4200	10/16/2013
											10,000	(15)	231,600
	20,000	(3)				33.3700	02/01/2013
	7,000	(6)				21.1500	02/05/2013
	18,000	(7)				25.1300	02/06/2012
J.C. Bowen			10,000	(1)		29.3000	02/06/2015
	15,000	(2)				38.1100	02/07/2014
	19,000	(3)				33.3700	02/01/2013
											3,750	(14)	86,850
	19,000	(4)				27.3100	02/02/2015
											3,000	(15)	69,480
	15,000	(5)				23.8600	02/04/2014
	40,000	(6)				21.1500	02/05/2013
	16,000	(10)				28.0625	02/03/2009

(1)	These shares vested on 02/06/2009.

(2)	These shares vested on 02/07/2008

(3)	These shares vested on 02/01/2007

(4)	These shares vested on 02/02/2005

(5)	These shares vested on 02/04/2005

(6)	These shares vested on 02/05/2004

(7)	These shares vested on 02/06/2003

(8)	These shares vested on 02/07/2002

(9)	These shares vested on 07/21/2000

(10)	These shares vested on 02/03/2000

(11)	These shares vested on 04/17/2003

(12)	These shares vested on 10/16/2007

(13)	These Restricted Stock Units were awarded to Mr. DeLoach upon his election as Chairman of the Board of Directors. They will vest on April 10, 2010 if he is actively employed by the Company on that date. However, in the event of death or disability, the shares will vest immediately on a prorata basis. Dividend equivalents are being added to these units, and are included in the number shown.

(14)	These figures represent the number of threshold shares of PCSUs that will vest on December 31, 2009 if performance criteria are met. The actual number of shares that vest can vary from 0% to 300% of those threshold shares. If less than the number of threshold shares vest on December 31, 2009, half of the remainder of the threshold shares will time vest on December 31, 2010, and the remaining half will time vest on December 31, 2011 if plan participants are still employed by us. However, upon consummation of a change in control that meets the criteria specified under IRC Section 409A and related regulations, all unvested PCSUs will vest at target on a prorata basis if the change in control occurs during the three-year performance period or at threshold on a prorata basis if a change in control occurs during the time-vesting period in year four or five. A lump sum payment equal to the aggregate fair market value of the PCSUs will be issued to the participant within 30 days following the change in control unless the PCSUs were subject to a deferral election or mandatory deferral under IRC Section 162(m).

(15)	These figures represent the number of threshold shares of PCSUs that will vest on December 31, 2010 if performance criteria are met. The actual number of shares that vest can vary from 0% to 300% of those threshold shares. If less than the number of threshold shares vest on December 31, 2010, half of the remainder of the threshold shares will time vest on December 31, 2011, and the remaining half will time vest on December 31, 2012 if plan participants are still employed by us. However, upon consummation of a change in control that meets the criteria as specified under IRC Section 409A and related regulations, all unvested PCSUs will vest at target on a prorata basis if the change in control occurs during the three-year performance period or at threshold on a prorata basis if change in control occurs during the time-vesting period in year four or five. A lump sum payment equal to the aggregate fair market value of the PCSUs will be issued to the participant within 30 days following the change in control unless the PCSUs were subject to a deferral election or mandatory deferral under IRC Section 162(m).

(16)	Values of RSUs shown in column (g) and PCSUs shown in column (i) are based on the December 31, 2008 closing price of $23.16.

2008 OPTION EXERCISES AND STOCK VESTED

The following table provides information about PCSUs that vested in 2008. No options were exercised by our NEOs in 2008.

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized	Acquired on	Value Realized on
	Exercise	on Exercise	Vesting (1)	Vesting (2)
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)

H.E. DeLoach, Jr.	-0-	$-0-	57,585	$1,333,669
C.J. Hupfer	-0-	-0-	14,658	339,479
C.L. Sullivan, Jr.	-0-	-0-	15,705	363,728
M.J. Sanders	-0-	-0-	10,470	242,485
J.C. Bowen	-0-	-0-	9,947	230,373

(1)	PCSUs. Each of the NEOs listed has elected to defer receipt of all of these shares until at least six months following separation of service from the Company, and has elected a payout option of one, two or three annual installments. After vesting, the deferred shares begin to accumulate dividend equivalents.

(2)	Based on the closing stock price of $23.16 on December 31, 2008, the date of vesting.

PENSION BENEFITS

			Present Value of
		Number of Years	Accumulated		Payments During
		Credited Service	Benefit(1)		Last Fiscal Year
Name	Plan Name	(#)	($)		($)
(a)	(b)	(c)	(d)		(e)

H.E. DeLoach, Jr.	Sonoco Pension Plan	22.0000	$739,832		$0
	Omnibus Benefit Restoration Plan
	Pension Restoration Benefit	22.0000	8,377,259		0
	SERP Benefit	23.0000	10,163,161		0

	Total		19,280,312
C.J. Hupfer	Sonoco Pension Plan	32.0000	892,206		0
	Omnibus Benefit Restoration Plan
	Pension Restoration Benefit	32.0000	2,910,687		0
	SERP Benefit	33.0833	1,519,698		0

	Total		5,322,591
C.L. Sullivan, Jr.	Sonoco Pension Plan	7.0000	237,643		0
	Omnibus Benefit Restoration Plan
	Pension Restoration Benefit	7.0000	1,024,717		0
	SERP Benefit	8.3333	5,252,068		0

	Total		6,514,428	(2)
M.J. Sanders	Sonoco Pension Plan	20.0000	390,339		0
	Omnibus Benefit Restoration Plan
	Pension Restoration Benefit	20.0000	954,624		0
	SERP Benefit	21.0000	968,051		0

	Total		2,313,014
J.C. Bowen	Sonoco Pension Plan	33.0000	697,864		0
	Omnibus Benefit Restoration Plan
	Pension Restoration Benefit	33.0000	2,144,971		0
	SERP Benefit	36.5833	602,528		0

	Total		3,455,363

(1)	Present value calculations are based on a discount rate of 6.10% for the Sonoco Pension Plan and 6.26% for the SERP as of December 31, 2008 and RP2000 Combined Healthy mortality table projected to 2009 with Scale AA (post-retirement only.)

(2)	Mr. Sullivan’s SERP benefit includes $1,822,601 in present value as of December 31, 2008 for the earned but not yet vested portion of an additional three years of service he will be credited if he continues to work until age 65.

The NEOs participate in two Sonoco-sponsored defined benefit pension plans: the Sonoco Pension Plan (“Pension Plan”), a tax-qualified plan, and the Omnibus Benefit Restoration Plan of Sonoco Products Company (the “Restoration Plan”), a nonqualified supplemental retirement plan which has two separate defined benefit components: (i) the Pension Restoration Benefit, which compensates our executive officers, as well as other employees, for any benefits lost under the Pension Plan because of pay and benefit limitations set by the IRC, and, (ii) the Supplemental Executive Retirement Plan Benefit (the “SERP”), which provides an additional benefit to our executive officers. Further information about these plans is provided below. We adopted the SERP in 1979 and amended and restated the SERP in 1994 to include the Pension Restoration Benefit. We believe the Pension Restoration Benefit and SERP help us to retain executives until age 65 and to attract and retain mid-career executives. Except for a special agreement with Mr. Sullivan, as discussed below under the caption “Pension Restoration Benefit and SERP Benefit in the Restoration Plan,” we do not have a policy regarding extra years of credited service under the plans.

We calculate the present values shown in the table using: (i) the same discount rates we use for SFAS 87 calculations for financial reporting purposes (6.10% for the Sonoco Pension Plan and 6.26% for the SERP); and (ii) each plan’s earliest unreduced retirement age (age 65 for both the Sonoco Pension Plan and the SERP as discussed below). The present values shown in the table reflect postretirement mortality, based on the SFAS 87 assumption (the RP2000 Combined Healthy table projected to 2009 with Scale AA), but do not include an assumption of pre-retirement termination, mortality, or disability.

The elements of compensation considered in determining the pensions payable to the named officers are the compensation shown in the “Salary” and “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table on page 44.

Sonoco Pension Plan

The Sonoco Pension Plan covers the majority of employees in the United States, and certain U.S. expatriate employees. Effective December 31, 2003, the Company froze participation for newly hired salaried and non-union hourly U.S. employees in this plan. The Sonoco Pension Plan provides participants with a life annuity annual benefit at normal retirement equal to the sum of A plus B minus C plus D below.

A.	$42 multiplied by years of benefit service (up to 30); plus

B.	1.67% of five-year final average earnings multiplied by years of benefit service (up to 30); minus

C.	1.67% of the Social Security Primary Insurance Amount multiplied by years of benefit service (up to 30); plus

D.	0.25% of five-year final average earnings multiplied by years of benefit service in excess of 30 years.

Final average earnings are the average of the five highest calendar years (which do not have to be consecutive) of compensation. For this purpose, the NEOs’ earnings reflect salary and annual incentives that are paid in the same year subject to the annual limit imposed by the IRC ($230,000 in 2008).

Benefit service begins at the date of commencement of participation, which is January 1 or July 1 coincident with or following one year of service.

Participants become fully vested in their retirement benefit upon the earlier of completion of five years of service or attainment of age 55. The benefit is payable on an unreduced basis at age 65. Employees may choose to commence their benefits as early as age 55, with subsidized early retirement reductions of 3.6% per year from age 65.

If the participant is disabled prior to retirement, the participant’s benefit is determined as if he or she terminated employment on the date of disability. Upon death prior to retirement, if the participant is fully vested and survived by his or her spouse, the spouse will receive a preretirement survivor annuity. The preretirement survivor annuity is equal to 50% of the accrued benefit in the Pension Plan, adjusted for the 50% joint and survivor form of payment and reduced for early commencement, and is payable at the later of the participant’s death or the participant’s earliest retirement age.

The Sonoco Pension Plan offers several optional forms of payment, including joint and survivor annuities and level income annuities. The benefit paid under any of these options is actuarially equivalent to the life annuity benefit produced by the formula described above.

Pension Restoration Benefit and SERP Benefit in the Restoration Plan

The Pension Restoration Benefit under the Restoration Plan is provided to Sonoco employees (including executive officers) for any benefits lost under the Sonoco Pension Plan because of pay and benefit limitations set by the IRC. Generally, the terms and conditions of the Pension Restoration Benefit (subject to the requirements of IRC Section 409A) are consistent with the provisions, terms and conditions of the Pension Plan, which are discussed above under the caption “Sonoco Pension Plan.”

The SERP Benefit under the Restoration Plan is provided only to designated officers elected before January 1, 2008 including all of the NEOs. With 15 years of service and retirement at age 65, it provides an annual payment equal to 60% replacement of final average earnings offset by the Sonoco Pension Plan benefit, the Pension Restoration Benefit and full Social Security benefits. Officers elected before January 1, 2006 become fully vested in their SERP Benefit upon the completion of five years service in the SERP. Officers elected after January 1, 2006 become fully vested in their SERP Benefit upon completion of five years service in the SERP and attainment of age 55.

The annual SERP Benefit payable to a participant who separates from service and retires at age 65 is calculated by multiplying 4.0% of three-year final average cash earnings, with the product further multiplied by years of benefit service to a maximum of 15 years. If a participant retires prior to age 65, the retirement benefit is reduced by a fraction, the numerator of which is the participant’s total benefit service to the participant’s date of separation and the denominator of which is the participant’s benefit service projected to age 65. The retirement benefit is further offset by the participant’s Pension Plan benefit, the Pension Restoration Benefit and full Social Security benefits. If a participant retires prior to age 62, the benefit is further reduced by subsidized early retirement reductions of 3% per year from age 62. (In this case, however, the Social Security benefit offset would not begin until the participant attains age 62).

All of the NEOs are currently eligible for early retirement.

Final average cash earnings for the SERP Benefit are the average of the three highest calendar years (which do not have to be consecutive) of compensation in the last seven years before retirement. For this purpose, the NEOs’ earnings include salary and the annual incentive earned with respect to each such calendar year.

Benefit service under the SERP begins at the date of hire. However, to encourage his continued service to the Company, Mr. Sullivan was credited with an additional three years of benefit service in addition to his actual years of service, if he was actively employed with the Company at age 65. Mr. Sullivan attained age 65 on January 10, 2009.

The SERP Benefit is payable as a 75% joint and survivor annuity for a participant who has been married for at least one year, and a 10-year certain and life annuity for all other participants.

All executive officers (including the five NEOs) appointed before January 1, 2008 have elected to receive the actuarially equivalent value of the SERP Benefit in three equal installments after retirement in lieu of the monthly joint and survivor annuity or the 10-year certain and life annuity.

An officer is eligible for disability benefits under the Restoration Plan only if, at the time of disability, the officer has reached age 55.

If the officer is disabled, the annual Restoration Plan disability benefit payable is equal to the early retirement SERP benefit, the combined family Social Security benefits, the Pension Restoration Benefit, and Sonoco Pension Plan benefit. If the early retirement SERP benefit (prior to the conversion to the actuarially equivalent value of the SERP benefit noted above), when added to the officer’s combined family Social Security benefits and Pension Plan benefit, is less than 60% of base salary, the difference will be payable from the Long-Term Disability Plan. When the officer attains age 65, any benefit from the Long-Term Disability Plan ends, but any unpaid SERP Benefit installments, the Pension Restoration Benefit and benefits from the Pension Plan would continue.

NONQUALIFIED DEFERRED COMPENSATION

					Aggregate
	Executive	Registrant	Aggregate	Aggregate	Balance at
	Contributions	Contributions in	Earnings in	Withdrawals/	End of
	in 2008(1)(2)	2008(2)	2008(2)(3)	Distributions	2008(2)(4)
Name	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)

H.E. DeLoach, Jr.
1983 Officer Deferred Compensation Plan	0	0	$290,126	0	$2,372,099
1991 Officer Deferred Compensation Plan	0	0	(9,123)	0	25,270
401(k) Restoration Benefit	0	$105,863	(244,344)	0	715,589
Deferred PCSUs/RSUs	$1,333,669	0	(3,602,277)	0	10,887,609
C.J. Hupfer
1991 Officer Deferred Compensation Plan	0	0	3,186	0	50,011
401(k) Restoration Benefit	0	30,665	(52,890)	0	157,064
Deferred PCSUs/RSUs	339,479	0	(455,650)	0	1,505,629
C.L. Sullivan, Jr.
1991 Officer Deferred Compensation Plan	50,770	0	(38,490)	0	163,333
401(k) Restoration Benefit	0	40,576	(62,006)	0	185,979
Deferred PCSUs/RSUs	363,728	0	(342,661)	0	1,253,959
M.J. Sanders
1991 Officer Deferred Compensation Plan	0	0	0	0	0
401(k) Restoration Benefit	0	34,171	(36,531)	0	112,780
Deferred PCSUs/RSUs	242,485	0	(170,760)	0	687,806
J.C. Bowen
1991 Officer Deferred Compensation Plan	0	0	0	0	0
401(k) Restoration Benefit	0	28,418	(61,166)	0	179,198
Deferred PCSUs/RSUs	230,373	0	(408,230)	0	1,293,815

(1)	Includes aggregate of deferred cash and equity compensation. The value of the equity deferral is based on the number of deferred share units multiplied by the closing price of Sonoco stock on the date of deferral (vesting date), which in all cases was $23.16 per share on December 31, 2008. These awards have been previously reported in the Summary Compensation table as the expense was recognized during the performance period using SFAS 123R accounting rules. The amount shown below in footnote (2) for this award is the portion of the SFAS 123R expense reported this year.

(2)	The following table shows contributions and earnings that are reported in the Summary Compensation Table on page 44 and the portion of the aggregate balance that has been reported in the Summary Compensation Table in previous years.

				Amounts in
				column (f)
				previously
				reported as
	Amounts in	Amounts in	Amounts in	compensation
	column (b)	column (c)	column (d)	in the	Amounts in
	reported in the	reported in the	reported in the	Summary	column (f)
	Summary	Summary	Summary	Compensation	payable in
	Compensation	Compensation	Compensation	Table for	company stock
Name	Table	Table	Table	previous years	rather than cash

H.E. DeLoach, Jr.	$378,458	105,863	$77,425	$10,639,221	$10,912,879
C.J. Hupfer	96,335	30,665	0	1,504,722	1,505,629
C.L. Sullivan, Jr.	153,986	40,576	0	1,216,167	1,364,958
M.J. Sanders	68,811	34,171	0	221,541	687,806
J.C. Bowen	65,370	28,418	0	1,106,892	1,293,815

(3)	Amounts shown reflect accrued interest on deferred compensation in interest bearing accounts and earnings growth, including dividend credits for deferred compensation, in stock equivalent accounts. Any deferred compensation in stock equivalent accounts are based on the December 31, 2008 closing stock price of $23.16.

(4)	The portion of the amounts shown in column (f) above that relate to the 401(k) Restoration Benefit is payable in three installments following the participant’s separation from service. The remaining amounts are payable according to each NEO’s elected payment schedule, which can range from one to 15 annual installments subject to the provisions of IRC Section 409A had separation from service occurred on December 31, 2008.

Description of Nonqualified Deferred Compensation Plans

From 1983 through 1989 executive officers and directors were eligible to participate in a salary/bonus deferral plan under which they could commit to defer a specific dollar amount of salary and/or bonus over a one to four year period and in return receive a fixed monthly annuity for 180 months beginning in the January after the person’s reaching age 65. The amount of monthly annuity varied with the individual’s age at the time the commitment to defer was made and prevailing interest rates at that time. Mr. DeLoach is the only officer currently with the Company who made contributions to this plan. Under terms of the plan his combined monthly payout based on the contributions he made is fixed at $32,318. The effective interest rates on the contributions made by Mr. DeLoach range from 9.6% to 17.1%.

In 1991, the Company implemented a new Deferred Compensation Plan for Corporate Officers. Each participant is eligible to make an irrevocable deferral election on an annual basis. The minimum deferral is $5,000 and the maximum annual deferral is 50% of compensation (salary and/or bonus) earned during the year for which the deferral election is made. Deferrals are made monthly from salary and annually from bonus payments. The participants may elect to invest the deferred compensation in the Interest Account or the Stock

Equivalent Account. Deferrals initially made into one account may not be subsequently changed to the other account. The Interest Account accumulates interest each year at a rate equal to the Merrill Lynch ten-year high quality bond index listed on the preceding December 15. For 2008 the interest rate was 6.6%. Deferrals into the Stock Equivalent Account are converted into phantom stock equivalents as if Sonoco shares were actually purchased. Dividend credits are also credited to the Stock Equivalent Account as if shares were actually purchased. Payments from these plans are made annually after separation from service. For amounts deferred prior to January 1, 2006, participants could select payment schedules for periods of one to 15 years. For deferrals after January 1, 2006, the payment period was changed to one, three or five years. Under IRC Section 409A, payments of amounts that were deferred after December 31, 2004 are subject to a minimum six month delay after separation from service with the Company. Only Mr. Sullivan elected to participate in this plan in 2008. The amount of his deferral is shown above in column (b) of the Nonqualified Deferred Compensation table.

The NEOs, as well as other employees, participate in the 401(k) Restoration component of the Omnibus Benefit Restoration Plan, which keeps employees whole with respect to company contributions that are limited by the IRC. The NEOs also participate in the SERP Benefit and Pension Restoration Benefit components of the Omnibus Benefit Restoration Plan. Those amounts are shown in the “Pension Benefits” section, beginning on page 51.

Executive officers who participate in the PCSU portion of the Company’s long-term incentive plan as described on page 41 of the Compensation Discussion and Analysis or who receive a special grant of restricted stock units as described on page 37 of the Compensation Discussion and Analysis may make an irrevocable election to defer receipt of any shares that vest until after their separation from service with the Company. Deferral elections made during or after 2003 must be for at least six months after separation from service with the Company. Additionally, receipt of any such units that vest and are not deductible under IRC Section 162(m) must be deferred until at least six months following separation of service. At the time of deferral, officers must elect a payment schedule of one, two, or three annual installments. Time vesting restricted stock units accrue dividend equivalents from the date of grant. PCSUs accrue dividend equivalents only after vesting. Upon consummation of a change in control that meets the criteria specified under IRC Section 409A and related regulations, deferral elections will be cancelled with any vested PCSUs or RSUs settled in a single lump sum. All of the NEOs elected to defer receipt of their PCSUs which vested on December 31, 2008 and are shown in the 2008 Option Exercises and Stock Vested table on page 50. These amounts are included in column (b) of the Nonqualified Deferred Compensation table above.

POTENTIAL BENEFITS PAYABLE IMMEDIATELY UPON CERTAIN SEPARATION EVENTS

The table below and the notes that follow set forth estimates of the life insurance benefits and nonqualified pension amounts that would have been payable to each of the NEOs had the specified events occurred on December 31, 2008. (Qualified pension benefits are disclosed and discussed in the Pension
Benefits table on page 51.)

	Death
	Eligible Benefits
	Payable from		Death	All Other Termination Events
	Executive Life		Pension Restoration	Pension Restoration
	Insurance Plan		and SERP	And SERP
	(Lump Sum)		Benefits	Benefits
Name	(1) ($)	Plan Name	(2) ($)	(3) ($)

H.E. DeLoach, Jr.	$10,000,000	Pension Restoration Benefit(2)	$367,907	$820,030
		SERP Benefit(3)	3,373,258	3,803,784

		Total	3,741,165	4,623,814
C.J. Hupfer	2,000,000	Pension Restoration Benefit(2)	134,125	296,409
		SERP Benefit(3)	857,060	826,312

		Total	991,185	1,122,721
C.L. Sullivan, Jr.	2,500,000	Pension Restoration Benefit(2)	43,971	98,900
		SERP Benefit(3)	1,940,916	1,212,179

		Total	1,984,887	1,311,079
M.J. Sanders	2,500,000	Pension Restoration Benefit(2)	49,399	107,658
		SERP Benefit(3)	982,953	735,728

		Total	1,032,352	843,386
J.C. Bowen	2,000,000	Pension Restoration Benefit(2)	109,103	235,619
		SERP Benefit(3)	842,608	562,086

		Total	951,711	797,705

(1)	Eligible Death Benefits shown are as of December 31, 2008 and are comprised of certain split-dollar life insurance arrangements entered into prior to 1996, executive benefit life insurance policies that replaced split-dollar life insurance arrangements entered into after 1995 and term life insurance policies — all as described on page 31 of the Compensation Discussion and Analysis. These benefits are fully insured and payable upon death by the insurance carrier(s). Premiums and related tax gross ups for the Replacement Executive Life insurance policies, as described in the Compensation Discussion and Analysis, will be continued upon retirement for Mr. DeLoach until November 14, 2024, for Mr. Hupfer and Mr. Sullivan until November 14, 2014, and for Mr. Sanders until May 18, 2018 and for Mr. Bowen until September 16, 2015. The present value of the remaining estimated future premiums and related tax gross ups projected to these dates are $2,193,424 for Mr. DeLoach, $131,084 for Mr. Hupfer, $552,872 for Mr. Sullivan, $273,251 for Mr. Sanders and $320,914 for Mr. Bowen.

Premiums paid by the Company on behalf of officers for Executive Term Life insurance policies, as described in the Compensation Discussion and Analysis, will be continued for the duration of the applicable policy term upon the officers’ retirements from the Company. The present value of the remaining estimated future premiums are $97,156 for Mr. DeLoach, $72,321 for Mr. Hupfer, $32,208 for Mr. Sullivan, $91,307 for Mr. Sanders and $69,264 for Mr. Bowen.

(2)	The SERP Benefits are payable in three annual installments to the NEO’s spouse in lieu of the 75% surviving spouse benefit. The Pension Restoration Benefits (payable as a 50% surviving spouse benefit) that are due upon the death of a participant (the pre-retirement death benefits) are payable for the lifetime of the NEO’s spouse. As discussed above under the caption “Pension Restoration Benefit and SERP Benefit in the Restoration Plan,” the SERP Benefits have been offset by the 50% surviving spouse benefit from the Sonoco Pension Plan and estimated Social Security survivor benefits, as applicable. The SERP Benefits reflected in the table above represent the first of three equal installments, while the Pension Restoration Benefits represent the annual lifetime benefits that would be payable to the NEOs or their survivors, as applicable.

(3)	All Other Termination Events (excluding events covered in columns (1) and (2)) provide that the SERP Benefits are payable in three equal installments in lieu of the annual SERP Benefits, and the Pension Restoration Benefits (if applicable) are payable to the NEOs for their lifetimes, in addition to the benefits payable from the Sonoco Pension Plan and Social Security (if applicable). The calculations of the SERP Benefits and the Pension Restoration Benefits do not include an offset for Social Security for Mr. Sanders or Mr. Bowen, as they are not yet eligible for Social Security benefits. The SERP death benefit is payable in three equal installments, representing the actuarial equivalent value of the 75% post-retirement survivor benefit and is payable to the surviving spouse of those participants who were married for at least one year on the date of their death. The SERP death benefit is payable in three equal installments to the NEO’s beneficiary for participants who are not eligible for the 75% post-retirement survivor benefit on the date of their death in lieu of benefits under a 10-year certain and life annuity arrangement. The SERP Benefits reflected in the table above represent the first of three equal installments, while the Pension Restoration Benefits represent the annual lifetime benefits that would be payable to the NEOs or their survivors, as applicable.

Treatment of Nonqualified Deferred Compensation and Equity Awards Upon Certain Terminations or Change in Control

The amounts that would have been paid to each NEO with respect to nonqualified deferred compensation had death, disability, retirement or any other termination of employment occurred on December 31, 2008 are set forth in column (f) of the Nonqualified Deferred Compensation table and the method of determining the benefits payable and payment arrangements are described in the narrative following that table.

For equity awards, the amount that would have been paid to each NEO had death, disability, retirement or any other termination of employment occurred on December 31, 2008 are set forth in the table of Outstanding Equity Awards at 2008 Fiscal Year-End with the following exception: unexercisable shares (SSARs) in column (c) would continue to vest in the case of retirement. In the case of death or disability, the shares would vest immediately. The shares would be cancelled in the case of any other termination. Assuming a share price based on the December 31, 2008 closing price of $23.16, there would be no value attributable to these SSARs.

DIRECTOR COMPENSATION

Employee directors do not receive any additional compensation for serving on the Board of Directors. Compensation for non-employee directors is summarized below.

For 2008, non-employee directors received a quarterly retainer of $28,750 of which a minimum of $16,250 was required to be deferred into Sonoco stock equivalent units which accrue dividend equivalents and are distributed upon termination of Board service. The number of stock units received is calculated by dividing the amount of deferred fees by the closing stock price on the date the fees would otherwise become payable, which is the first day of each calendar quarter. Sonoco stock equivalent units acquired from the deferrals accumulate dividend equivalents until disbursement. Payouts of the deferred Sonoco stock equivalent units will commence six months following termination of Board service, and will be made in shares of Sonoco common stock. Directors may elect to have these deferred payments made in one, three, or five annual installments. Board members also received a fee of $1,500 for each Board of Directors or committee meeting attended.

Committee chairs received a quarterly committee chair retainer. The Audit Committee chair received a committee chair retainer of $3,750 per quarter. The Executive Compensation Committee chair received a committee chair retainer of $3,125 per quarter. The Financial Policy, Corporate Governance and Nominating, and Employee/Public Responsibility Committee chairs each received a committee chair retainer of $2,500 quarterly.

No director had a compensation arrangement that differed from the program described above.

The following table sets forth information regarding the compensation earned by each non-employee director who served on our Board of Directors in 2008.

DIRECTOR COMPENSATION TABLE

					Change in
					Pension Value
					and
	Fees				Nonqualified
	Earned or			Non-Equity	Compensation
	Paid in			Incentive Plan	Earnings
	Cash ($)	Stock	Option	Compensation	($)	All Other		Total
Name	(1)	Awards ($)	Awards ($)	($)	(2)	Compensation ($)		($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)

C.J.Bradshaw (Retired)	$108,750				$24,540	$10,000	(3)	$143,290
J.L. Coker	134,500							134,500
P.L. Davies	142,000							142,000
C.C. Fort	151,000							151,000
E.H. Lawton, III	136,000							136,000
J.E. Linville	152,000							152,000
J.M. Micali	167,000							167,000
J.H. Mullin, III	163,500							163,500
L.W. Newton	137,500							137,500
M.D. Oken	160,000							160,000
P.R. Rollier	140,500							140,500
T.E. Whiddon	150,500							150,500

(1)	A portion of the fees shown in the “Fees Earned or Paid in Cash” column has been deferred into full value stock units of the Company.

The table below shows the amount of 2008 fees deferred by each director and the payout schedule elected.

	Fees Deferred Into
	Sonoco Stock	Payout Schedule
Director	Equivalent Units	Election in Years

C.J. Bradshaw (Retired)	$48,750	5
J.L. Coker	65,000	1
P.L. Davies	65,000	1
C.C. Fort	65,000	3
E.H. Lawton, III	65,000	3
J.E. Linville	65,000	5
J.M. Micali	115,000	1
J.H. Mullin, III	65,000	3
L.W. Newton*	0	N/A
M.D. Oken	65,000	1
P.R. Rollier	65,000	3
T.E. Whiddon	65,000	3

*	Mr. Newton joined the Board on February 6, 2008. Under IRC Section 409A, a deferral election must be made prior to the year compensation is earned, therefore Mr. Newton was not allowed to make a deferral in 2008.

(2)	Above market portion of interest credits on previously earned compensation for which payment was deferred on a basis that is not tax-qualified.

(3)	Contributions to a charity made on behalf of Mr. C. J. Bradshaw upon his retirement from the Board. Mr. Bradshaw did not receive any economic benefit from the contribution. While we do not have a formal program to provide this type of benefit, it is a practice that we have followed at each director’s retirement for a number of years.

NON-EMPLOYEE DIRECTORS’ OUTSTANDING EQUITY AWARDS
OR FEES DEFERRED INTO SONOCO STOCK EQUIVALENT UNITS
AT FISCAL YEAR END (12/31/2008)

	Fees Deferred Into
	Sonoco Stock			Stock Options
	Equivalent Units			Number
Name	Number		Value(1)	Of Shares(2)

C.J. Bradshaw (Retired)	10,264.30		$237,721	25,000
J.L. Coker	5,456.60		126,375	16,000
P.L. Davies	5,456.80		126,379	7,000
C.C. Fort	5,456.60		126,375	18,500
E.H. Lawton, III	5,456.80		126,379	36,839
J.E. Linville	5,456.60		126,375	6,000
J.M. Micali	8,555.90		198,155	11,000
J.H. Mullin, III	8,957.00		207,444	15,000
L.W. Newton	0	(3)	0	0
M.D. Oken	5,401.10		125,089	0
P.R. Rollier	2,157.30		49,963	0
T.E. Whiddon	5,456.60		126,375	20,000

(1)	Based on the December 31, 2008 closing price of $23.16 per share.

(2)	Since 2005, directors have no longer been granted stock options or allowed to defer retainer or meeting fees into stock options.

(3)	Mr. Newton joined the Board on February 6, 2008. Under IRC Section 409A, a deferral election must be made prior to the year compensation is earned, therefore Mr. Newton was not allowed to make a deferral in 2008.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors has reviewed and discussed with management and our independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”), our audited financial statements for the year ended December 31, 2008. The Audit Committee has discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T, and PCAOB Auditing Standard No. 5, (“An Audit of Internal Control Over Financial Reporting That is Integrated with an Audit of Financial Statements”). The Committee has received the written disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding PwC’s communications with the Committee concerning independence, and has discussed with PwC such firm’s independence. The Committee has also reviewed the services provided by PwC discussed below, and has considered whether provision of such services is compatible with maintaining auditor independence.

Based on the review and discussions referenced above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the Securities and Exchange Commission.

M.D. Oken (Chair), C.C. Fort, J.E. Linville,
J.M. Micali, L.W. Newton, P.R. Rollier

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PwC served as our principal independent registered public accounting firm for 2008, and the Audit Committee has tentatively selected PwC to serve as our principal independent registered public accounting firm for 2009, pending agreement over the terms of their engagement.

Representatives of PwC will be present and available to answer appropriate questions at the Annual Meeting and may make a statement if they wish.

Fees Relating to Services Provided by PwC for 2008 and 2007

The following table sets forth a summary of PwC’s fees for professional services rendered in connection with the consolidated financial statements and reports for the years ended December 31, 2008 and 2007 and for other services rendered during 2008 and 2007 on our behalf.

Fee Category ($ in thousands)	2008	% of Total	2007	% of Total

Audit Fees	$2,616	70.3%	$3,014	71.6%
Audit-related Fees	27	.7	36	0.8
Tax Fees	1,069	28.7	1,131	26.9
All Other Fees	12	.3	30	.7

Total Fees	$3,724	100.0%	$4,211	100.0%

Audit Fees:  Audit fees include fees for professional services rendered for the audit of our consolidated financial statements, the review of the interim condensed consolidated financial statements included in quarterly reports, and for the services that are normally provided by PwC in connection with statutory and regulatory filings or engagements. (Note that approximately 55% and 60% of the audit fees in 2008 and 2007, respectively, relate to audits outside of the United States with statutory audits performed in 25 countries in 2008 and 24 in 2007.) Audit fees also include services provided to us in connection with our compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

Audit-related Fees:  Audit-related fees include fees for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and that are not reported under “Audit Fees.” These services include employee benefit plan audits, due-diligence and accounting consultations in connection with acquisitions and divestitures, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.

Tax Fees:  Tax fees include fees for tax compliance/preparation and other tax services. Tax compliance/preparation includes fees for professional services related to federal, state and international tax compliance, assistance with tax audits and appeals, expatriate tax services and assistance related to the impact of mergers, acquisitions and divestitures on tax return preparation. Other tax services include fees for ongoing assistance with tax consulting and planning.

All Other Fees:  All other fees include fees for all other services other than those reported above, primarily seminars and software provided on a subscription basis.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee pre-approves all audit and permitted non-audit services (including the fees and terms of such services) provided by the independent auditors, subject to limited exceptions for non-audit services described in Section 10A of the Securities Exchange Act of 1934, which are approved by the Audit Committee prior to completion of the audit. The Committee Chair is empowered to pre-approve PwC services between meetings, provided all such services are brought to the Committee at its next regularly scheduled meeting. General pre-approval of certain audit, audit-related and tax services is granted by the Committee at the first quarter Committee meeting. The Committee subsequently reviews fees paid. Specific pre-approval is required for all other services. These projects are reviewed quarterly, and the status of all such services is reviewed with the Committee. During 2008, all audit and permitted non-audit services were pre-approved by the Committee.

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has tentatively selected PricewaterhouseCoopers LLP to serve as our principal independent registered public accounting firm to examine our financial statements for the year ending December 31, 2009, pending agreement over the terms of their engagement. You will be asked to ratify this selection at the Annual Meeting. PwC, or its predecessors, has audited our books and records for many years.

The Board of Directors recommends that you vote FOR the ratification of the selection of PwC as our independent registered public accounting firm for the current year (assuming the Audit Committee and PwC reach an agreement over the terms of their engagement).

INCORPORATION BY REFERENCE

Neither the Compensation Committee Report nor the Audit Committee Report shall be deemed filed with the Securities and Exchange Commission or incorporated by reference into any prior or future filings made by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates such information by reference.

References to our Web site address throughout this Proxy Statement are for information purposes only or to satisfy requirements of the New York Stock Exchange or the Securities and Exchange Commission and are not intended to incorporate our Web site by reference into this Proxy Statement.

SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

If you want to present a shareholder proposal to be voted on at our Annual Meeting in 2010, you must submit the proposal to the Secretary of the Company in writing by February 5, 2010. However, if you want us to include your shareholder proposal in our proxy materials for our Annual Meeting in 2010, you must be sure the Secretary of the Company receives your written proposal by November 14, 2009. All shareholder proposals must comply with the requirements of our bylaws. The proxy agents for the Company will use their discretionary authority to vote on any shareholder proposal that the Secretary of the Company does not receive by January 28, 2010.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

We have begun delivering a single copy of the Annual Report to multiple shareholders sharing one address unless we received contrary instructions from one or more of the shareholders at such address. Upon oral or written request to Sonoco Products Company, c/o Bank of New York Mellon Shareowner Services, 480 Washington Boulevard, Jersey City, NJ 07310-1900 USA, (866) 210-7002, The Bank of New York Mellon will promptly deliver a separate copy of the Annual Report to a shareholder at a shared address to which a single copy was delivered. If you are currently receiving a single copy of the Annual Report for multiple shareholders at your address and would prefer to receive separate copies in the future, please write or call The Bank of New York Mellon at the address or telephone number above and ask them to send you separate copies. If you are still currently receiving multiple copies of the Annual Report for multiple shareholders at your address and would prefer to receive a single copy in the future, please write or call The Bank of New York Mellon at the address or telephone number above, and ask them to send a single copy to your address.

ELECTRONIC ACCESS TO ANNUAL MEETING MATERIALS

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE SHAREHOLDERS MEETING TO BE HELD ON APRIL 15, 2009

Sonoco’s 2008 Annual Report and 2009 Proxy Statement are available via the Internet at:

http://bnymellon.mobular.net/bnymellon/son

As a shareholder of record, you can elect to receive future Annual Reports and Proxy Statements, as well as quarterly financial and other shareholder information, electronically. Instructions are provided on the voting site if you vote via the Internet. Instructions also are provided if you electronically access your shareholder account, and you are not already receiving your Annual Meeting materials electronically. If you select electronic receipt, you will be notified via email by The Bank of New York Mellon, our transfer agent, as to when the information will be available for your access. Your election to receive information electronically will remain in effect until you notify The Bank of New York Mellon in writing (to Sonoco Products Company, c/o Bank of New York Mellon Shareowner Services, 480 Washington Boulevard, Jersey City, NJ 07310-1900 USA) or by telephone (at 866-210-7002) that you wish to resume paper delivery by mail of these materials. If you own Sonoco shares through a broker or a bank, please contact that institution regarding instructions about receiving Annual Meeting materials and other financial information electronically.

OTHER MATTERS

As of the date of this Proxy Statement, management does not know of any business that will be presented for consideration at the meeting other than as stated in the notice of the meeting. The proxy agents will vote in their best judgment on any other business that properly comes before the meeting.

To assure your representation at the meeting, please vote by telephone (if you live in the United States or Canada), via the Internet or mark, sign, date and return your proxy card or broker voting instruction form as promptly as possible. Please sign exactly as your name appears on the accompanying proxy.

Ritchie L. Bond
Secretary

March 12, 2009

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.
	Please mark your votes as indicated in this example	☒

		FOR	WITHHOLD
		ALL	FOR ALL	*EXCEPTIONS			FOR	AGAINST	ABSTAIN
1.	To elect a board of directors.	☐	☐	☐	2.	To ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company.	☐	☐	☐
Nominees:

	Three-Year Term:	Two-Year Term:
	01 P.L. Davies	05 J.M. Micali
02 H.E. DeLoach 03 E.H. Lawton
04 J.E. Linville

(Instructions: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name on the following blank line.)

*Exceptions

	Mark Here for Address Change or Comments SEE REVERSE	☐

Signature	Signature	Date

Please sign exactly as your name(s) appear(s) hereon. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

▲ FOLD AND DETACH HERE ▲
WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders
The Proxy Statement and the 2008 Annual Report to Stockholders are available at:
http://bnymellon.mobular.net/bnymellon/son

INTERNET
http://www.proxyvoting.com/son
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

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PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
SONOCO PRODUCTS COMPANY
1 NORTH SECOND STREET — HARTSVlLLE, SOUTH CAROLINA 29550 — USA
The undersigned hereby appoints Charles J. Hupfer, Senior Vice President and Chief Financial Officer, or Ritchie L. Bond, Staff Vice President, Treasurer and Secretary, as proxy agent, each with the power to appoint his substitute, and hereby authorizes him to represent and to vote, as designated below, all the shares of Common Stock of Sonoco Products Company held of record by the undersigned on February 20, 2009 at the Annual Meeting of Shareholders to be held on April 15, 2009, or at any adjournment thereof.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTOR AND TO RATIFY THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.
This card also constitutes voting instructions to the plan Trustee for shares of Sonoco Products Company held in the Sonoco Products Company Savings Plan. You may direct the Trustee how to vote your shares as indicated on this card. If you fail to give voting instructions to the Trustee, your shares will be voted by the Trustee in the same proportion as the shares for which valid instructions have been received.
(Continued and to be marked, dated and signed, on the other side)

BNY MELLON SHAREOWNER SERVICES
Address Change/Comments (Mark the corresponding box on the reverse side)	P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250

▲ FOLD AND DETACH HERE ▲
Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.
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